 PAGES IN THIS REGISTRATION

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BLACK SEA MINERALS, INC.

(Exact name of small business issuer as specified in charter)

Delaware (State or other Jurisdiction of Incorporation or Organization	5699 (Primary Standard Industrial Classification Code Number)	98-023116 (I.R.S Employer Identification No.)

525 Seymour Street, Suite 908

Vancouver, British Columbia

(604) 685-1527

(Address of principal executive office

and place of business)

Charles Clayton

12 South Sixth Street

Minneapolis, MN  55402

(612) 338-3738

(Name and address of agent for service)

Approximate date of commencement

of proposed sale to public:

As soon as practicable after effective date of this Registration Statement

If any of the securities being registered on this Form pursuant to Rule 462(b), check the following box.  [  ]

If any of the securities being registered on this Form pursuant to Rule 462(c), check the following box.  [  ]

If any of the securities being registered on this Form pursuant to Rule 462(d), check the following box.  [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [  ]

CALCULATION OF REGISTRATION FEE

______________________________________________________________________________

Title of

Proposed

 Amount of

each class of

maximum

 registration

securities

aggregate

 Fee

to be

offering

registered

price

______________________________________________________________________________

Common Stock no par value

$1,150,000

$250.00

Total

$250.00

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

PROSPECTUS

BLACK SEA MINERALS, INC.

200,000 Shares of Common Stock

This is our initial public offering. We are offering all of the 200,000 shares, and 950,000 shares are offered by the selling shareholders. We will not receive any of the proceeds from the sales by the selling shareholders. The share price will be $1.00. No public market currently exists for our shares.

INVESTING IN OUR SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

Per Share

Total

    Minimum

Maximum

Public offering price

$1.00

$ 100,000

$200,000

Underwriting discounts

$  .10

$    10,000

$  20,000

Proceeds to Black Sea

$. .90

$    90,000

$180,000

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS A CRIME TO MAKE ANY REPRESENTATION TO THE CONTRARY.

Prospectus dated February, 2003

____________________

PROSPECTUS SUMMARY

Business

We are a Delaware corporation.  Our principal executive offices are located at 525 Seymour Street, Suite 908, Vancouver, British Columbia, Canada.  Our telephone number is (604) 685-1527.

Our company has a 60% and a 49% interest in two Ukrainian Joint Ventures to mine and produce abrasive garnet and quartz feldspar from quarries in the Ukraine.

The Offering

Common stock offered by Black Sea.....  100,000 shares minimum and 200,000 shares maximum

Common stock to be outstanding

after this offering

             4,092,315 shares minimum and  4,192,315 maximum

Use of Proceeds………   To expand the plant, marketing and for working capital and other general corporate purposes.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital.  Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology.  This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements.  These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur.  In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

RISK FACTORS

You should carefully consider the risks described below before purchasing our common stock.  Our most significant risks and uncertainties are described below; however, they are not the only risks we face.  If any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment. You should acquire shares of our common stock only if you can afford to lose your entire investment.

We Have A Limited Operating History With Significant Losses And Expect Losses To Continue For The Foreseeable Future

We have yet to establish any history of profitable operations.  We have incurred annual operating losses of $54,536, and $8,333, respectively, during the past two fiscal years of operation.  As a result, at December 31, 2001 we had an accumulated deficit of $99,940.  Our revenues have not been sufficient to sustain our operations.  We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future.  Our profitability will require the successful commercialization of our garnet mines.  No assurances can be given when this will occur or that we will ever be profitable.

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the year ended December 31, 2001 relative to our ability to continue as a going concern.  Our ability to obtain additional funding will determine our ability to continue as a going concern.  Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We Will Require Additional Financing To Sustain Our Operations And Without It We Will Not Be Able To Continue Operations

Even if we are able to complete this offering, we may still need additional capital to fully implement our business, operating and development plans.   Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.

Liquidity of Investment

We do not have a public market for our securities, nor can we provide any assurance that a public market will ever develop in the future.  Consequently, an investor may not be able to liquidate his investment in the event of an emergency or for any other reason.  Therefore, an investor should consider his investment to be long term.

Dilution

Investors will suffer an immediate dilution respecting their investment in the common shares of the Company under this Offering. The financial risk of our future activities will be borne to a significant degree by purchasers of shares under the Offering who, upon its completion will incur immediate and substantial dilution in the net tangible book value of $.77 per share.   Future acquisitions or equity financing that cause the issuance of common shares in our capital could result in a change of control of the Company and may cause the shareholders’ interest in us to be further diluted.  The financial risk of our future activities will be borne to a significant degree by purchasers of Shares under the Offering.

Title risk

We indirectly own and hold our interest in our principal asset pursuant to our interest in joint ventures called “Joint Venture Granat and Ecogarnet”.  They have a 20-year license, expiring in October, 2015 to extract and produce garnet. There is a risk that the license may not withstand a challenge in the Ukraine courts. The practical risk of conducting business in Ukraine is that if the western company does not perform up to the level of its commitments, the project will find its way into other hands.

Asset risk

There is a risk that the expected quantities and grades of garnet cannot be extracted from the quarries. The quarries have been in operation for over 30 years. Much of the garnet resource has been exposed through the mining operations.

Transportation risk

Only small commercial quantities of garnet have been produced from the quarries and sold into Europe, and there is a risk that garnet produced from the project cannot be economically transported to the Company's target markets which are located in Austria, Germany, Switzerland and Italy. The garnet sites have a significant amount of infrastructure in place, including all necessary facilities to transport garnet out of the Ukraine and into European market. The sites are connected by paved highway to major trucking networks in Europe, in addition to being connected by railway to the major rail routes throughout Ukraine and into Europe. The project has direct connections by rail and highway to the port of Odessa to ship garnet by sea.

Competition and Management risk

Black Sea Minerals, Inc. does not have any operating history producing and selling garnet as do its competitors, Barton Mines Corporation and Western Garnet International Ltd.

Political Risk

The Ukraine is politically stable with no civil or political unrest.  It gained independence in 1992 and has a good political record.  It was part of the Soviet Union until the breakup of the Soviet Union in 1992.  Since then it has held free elections every four years.  President Kutchma was elected for a second term in 1999.

We see Political Risk in Ukraine potentially manifesting itself as either changes in fiscal and taxation policy, or restrictions on foreign companies operating in Ukraine.

That country's struggle with achieving economic stability has left investors with a good deal of uncertainty which has in turn manifested in high political risk premium .

In our opinion, the real political risk in Ukraine is the level and cost of corruption which is not as prevalent as in Russia

Commodity price risk

There is a risk that the world price of garnet will drop with the introduction of sales volumes from the Company's operation. By bringing on an additional 10,000 tons per year into market, there is a risk of garnet prices dropping near term.

Market penetration risk

There is a risk that we will experience slower than expected rates of penetration into our target markets. We are establishing our self as a newcomer in a well established, tightly run marketplace for engineered applications of industrial garnet. We will have to break long standing customer relationships with Barton and Western Garnet in order to penetrate markets successfully. Non-price factors can be more difficult to compete with than simply price.

Low cost competitors

There is a risk of competitors bringing on low cost sources of comparable quality industrial garnet. While we believe that we will be one of the lowest cost producers of garnet in the world, there may exist other potential sources of garnet supply which could be extracted and refined at lower costs than us..

Lack of Diversification

Our business, even if successful, will be focused solely on the production and sale of industrial grade garnet. Our lack of diversification may subject us to economic fluctuations within the garnet industry and therefore increase the risks associated with our operations.

Our current directors and officers will control a majority of the outstanding shares upon completion of this offering.

After this offering, the officers and directors will control a minimum of 63% of the outstanding common stock. As a result, we may be able to exercise a controlling influence over matters requiring approval of our shareholders, including the election of directors, and over our business and affairs. Investors in this offering will not be able to exercise control. This would include determinations with respect to mergers and other business combinations, and the acquisition and disposition of our assets.

Mining Risks

Our operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as unusual or unexpected geological formations, environmental pollution, personal injuries, flooding, cave-ins, changes in technology or mining techniques, periodic interruptions because of inclement weather and industrial accidents.

Dependence on Key Personnel

We are dependent on the services of certain key executive, Walter Stunder President and Chairman of the Board of Directors. The loss of this person could have a material adverse effect on our business and operations. We currently do not have key person insurance.

Penny Stock Regulation.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stock generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our securities will be subject to the penny stock rules, and investors in this offering may find it more difficult to sell their securities.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $90,000 minimum and $180,000 maximum.

We expect to use the net proceeds of this offering for the following purposes:

*

to pay approximately $90,000 to implement a pilot project,

*

for working capital and other general corporate purposes, estimated at  $90,000 if the maximum is sold..

Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing investment grade securities.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2002. Our capitalization is presented:

•

on an actual basis, and

•

on an as-adjusted basis to reflect receipt of the estimated net proceeds from the sale of 100,000 minimum or 200,000 maximum shares of common stock at $1.00 per share, after deducting commissions and estimated offering expenses.

     Actual

As Adjusted

Minimum

Maximum

Common stock, no par value, 100,000,000

  authorized, 3,992,315 issued and

  outstanding, and 4,092,315 minimum

  and 4,192,315 maximum issued and

  outstanding as adjusted

    $1,032,206

$1,122,206

$ 1,212,206

Deficit accumulated

    $   (99,940)

$   (99,940)

$    (99,940)

Stockholder's equity

    $   932,266

$1,122,266

$ 1,212,266

DILUTION

As of June 30, 2002, the net tangible book value was $932,266 or $.23 per common share. Net tangible book value per common share represents the amount of our total tangible assets less total liabilities, divided by the number of common shares outstanding.

After giving effect to the sale of the 100,000 minimum and 200,000 maximum shares of common stock offered at a initial public offering price of $1.00 per share, and after deducting the underwriting discounts and estimated offering expenses payable by us, our as adjusted net tangible book value at June 30, 2002 would have been $.27 per share minimum and $.29 per share maximum.. This represents an immediate increase in the as adjusted net tangible book value of $.02 minimum and $.04 maximum, to existing stockholders and an immediate dilution in as adjusted net tangible book value of $.73 per share minimum and $.71 per share maximum, to purchasers of common stock in this offering. Dilution per share represents the difference between the price per share paid by public investors and the as adjusted net tangible book value per share at June 30, 2002. The following table illustrates this per share dilution as of June 30, 2002.

Assumed initial public offering price per share......

      $1.00

     Net tangible book value before the offering........

      $..23

     Increase to existing shareholders after offering...

      $..02 minimum

      $..04 maximum

As adjusted net tangible book value per share after the offering

      $.27 minimum

      $.29 maximum

Dilution per share to new investors........................

      $ .73 minimum

      $ .71 maximum

The following tables set forth, as of June 30, 2002, after giving effect to the sale of the number of common shares, and without adjustment for commissions and other expenses related to this offering, the number and percentage of shares of common stock purchased from the Company, the amount and percentage of cash consideration paid and the average price per share paid by the new investor pursuant to this offering and by existing shareholders.

Minimum

Shares Purchased

 Total Consideration

----------------------

 ------------------------

Average

Number

Percent

Amount

Percent

Price Per

Share

  --------

  --------

 ------------

  --------

 -------------

Existing stockholders.....

3,992,315

     98%

$1,105,272

     92%

     $  .28

New investors.................

   100,000

       2%

$   100,000

       8%

     $1.00

 ---------

  --------

 ------------

  --------

     Total............................

4,092,315

   100%

$1,205,272

   100%

=======

======

========

Maximum

 Shares Purchased

 Total Consideration

----------------------

 ------------------------

Average

Number

Percent

Amount

Percent

Price Per

Share

  --------

  --------

 ------------

  --------

 -------------

Existing stockholders.....

3,992,315

     95%

$1,105,272

     85%

     $  .28

New investors.................

   200,000

       5%

$   200,000

     15%

     $1.00

 ---------

  --------

 ------------

  --------

     Total.............................

4,192,315

   100%

$1,305,272

  100%

========

=======

========

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

We have had extremely limited income since the inception of the corporation. For the year ended December 31, 2001 we had expenses of $54,536, for a loss of $54,536. For the six months ended June 30, 2002 we had expenses of $8,594, and a loss of $8,333.

Liquidity  and Capital Resources

We will need the proceeds of this offering to develop the Ukrainian quarry and begin production and sales of garnet. Without the needed financing we will not be able to develop the quarry or continue our business.

BUSINESS

Black Sea Minerals, Inc. was formed in Delaware on December 2, 1998 and has had limited operations.  The Company is headquartered in Vancouver, British Columbia.

Aurora Pacific Consulting and Development Corp. entered into an agreement on June 11, 1997 with an Ukrainian joint stock company called Ivaniv Special Quarry to create a company pursuant to the laws of the Ukraine called "Ukrainian-Canadian joint venture "Garnet." The joint venture company was owned 51% by Ivaniv and 49% by Aurora.

The joint venture has the exclusive authority to extract, produce and market abrasive garnet and quartz-feldspar from a 252 hectares region of the Ukraine located approximately 220 kilometers south west of Kiev.

The exclusive license was issued to Ivaniv in 1995 by the Ukraine's Head of State Committee of Geology and Mineral Usage, and was approved by the Ministry of Eco-Safety and Worker Protection. Ivaniv Special Quarry is a Ukraine privatized company. The quarry has been in operation for more than thirty years producing crushed ore.

Pursuant to an agreement dated November 12, 1997, Aurora granted to Europa Resources Inc. an option to purchase Aurora’s 49% interest in the Granat Joint Venture for a purchase price of 2,000,000 shares of Europa which were issued and  $200,000  and  $50,000 to be paid at closing and the balance in monthly payments of   $20,833.33. Europa defaulted in the payments.  Aurora and Europa signed a settlement agreement dated March 24, 1999, which provided for the return by Aurora to Europa of the 2,000,000 Europa shares and retention by Aurora of $104,000 in prior payments paid by Europa. All interest in Aurora is now assigned to Black Sea Minerals, Inc. by an agreement dated March 1, 1999.

Aurora Pacific Consulting and Development Corporation also entered into an agreement in November, 1999 with an Ukrainian company called Turbiv Kaolin Plant to create a company pursuant to the law of the Ukraine called "Ukrainian-Canadian joint venture "Ecogarnet." The joint venture company was owned 40% by Turbiv Kaolin Plant and 60% by Aurora.

The joint venture has the exclusive authority to extract, produce and market abrasive garnet and quartz-feldspar form a 12.5 hectares region of Ukraine located approximately 220 kilometers southwest of Kiev.

The license was issued to Turbiv in 1995 by the Ukraine's Head of State Committee of Geology and Mineral Usage, and was approved by the Ministry of Eco-Safety and Worker Protection. Turbiv Kaolin Plant is a Ukrainian company. The quarry has been in operation for more than 30 years producing Kaolin.

The 49% and the 60% interests in the Joint Ventures was acquired by the Company from Aurora pursuant to an agreement dated March 1, 1999 (the “Aurora Agreement”).  The purchase price paid to Aurora was 3 million common shares of the Company (issued) and $300,000 paid as follows:  $50,000 on March 1, 1999 (paid) and the balance of $250,000 in 12 equal monthly payments of $20,833.33 for the months of April, 1999 to March, 2000. Aurora has been paid $58,000 to date leaving an outstanding balance due of $192,000.  Pursuant to a deferral agreement dated June 30, 2002, Aurora has agreed to defer payment of the balance of  $ 192,000. Failure by the Company to pay the $192,000 by June 30, 2004 will be a default in the Aurora Agreement  which may terminate at the option of Aurora. Until completion of payment of the $192,000, Aurora retains its ownership of its 49% interest in the Joint Venture.

Garnet has been used as an abrasive material for at least 125 years. There is a company on the Eastern Seaboard of the United States, which has been producing garnets in excess of 125 years as an abrasive material for sandpaper, polishing, and basically abrasive uses in grinding wheels. Garnet has been used as an abrasive mainly in the wood industry because it has very good qualities to polish wood as it is not too aggressive in it's abrasive qualities.

In the last 15 years garnet has been found to be well suited for high tech applications, namely high pressure water jet cutting. This is a process which is used for cutting virtually all types of material, such as aluminum, copper, wood, plastic, glass, ceramics, and stone. It can be used for cutting virtually any material as it uses a cold cut; there is not heat required, as is the case of oxy-acetylene and also laser cutting. The process can be very easily described. The water is compressed to approximately. 60,000 lbs. per inch and a jet of water is formed travelling at approximately 3 times the speed of sound. Garnet is introduced into the water jet, and it forms an abrasive cutting stream, which can cut virtually any type of material. Garnet is a specially suited for this as it is very heavy, not too abrasive, and also it has very good cutting edges. This is the main purpose for which garnet from Black Sea Minerals, Inc. will be used.

We will use the proceeds of this offering to develop a pilot plant on the Ecogarnet property. We chose this property because we own a greater interest in it. The pilot plant will use rented equipment, including spirals, pumps, cyclones, screen and magnetic separators for a 10 to 12 week period. It should treat about 1.5 tons per hour of tailings to produce about 175 tons of garnet concentrate. The pilot will also include the costs of marketing of the garnet.

CERTAIN TRANSACTIONS

We sold shares in the Company to raise money to keep the Company going. The persons who purchased the shares are the selling shareholders. None of them has a position, office or other material relationship to Black Sea Minerals, Inc., John C. Leo has from time to time been a consultant. Following is a list of the selling shareholders with the number of shares registered:

Venture Capital Partners, LLC	400,000
Joerg Schweizer	200,000
S.P.R. Venture Partners, Inc.	100,000
John C. Leo	250,000

The selling shareholders' shares will not be registered in the event the 100,000 shares are not sold. In that event the registration will be withdrawn as to the selling shareholders.

MANAGEMENT

The following are the directors and executive officers of the Company:

Name

Age

        Position

Walter Stunder

63

        President, Director

Matthias Wuttke

38

        Director

All directors serve until the next meeting of shareholders.

Walter Stunder – President, Director. Mr. Stunder has been President of Aurora Pacific Consulting and Development Corp. since 1976. He speaks both Russian and Ukranian and has been a consultant to businesses operating in the Ukraine since its independence in 1992

Matthias Wuttke –Director. Mr. Wuttke operates a computer consulting and retail sales company in Switzerland, and has done so for more than the past 5 years.

EXECUTIVE COMPENSATION

There is no person that was paid as much as $60,000 in the past year.

PRINCIPLE STOCKHOLDERS

The following table shows information of the beneficial ownership of our common stock by:

•

Each stockholder that beneficially owns more than 5% of our common stock;

•

Each executive officer;

•

Each director; and

•

All directors and executive officers as a group.

Name

Shares owned

Percentage

Before offering

After offering

Minimum

Maximum

Walter Stunder (1)

3,016,362

  74%

  74%

  72%

908-525 Seymour Street

Vancouver, BC, Canada

All directors and officers

3,016,362

   4%

  74%

  72%

as a group (1 person)

(1) Mr. Stunder's shares are held in the name of Aurora Pacific Consulting and Development Corporation.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER  MATTERS

Our common stock has never been traded.

We have not paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of the business. We cannot assure you that we will ever pay cash dividends. Whether we pay any cash dividends in the future will depend on the financial condition, results of operations and other factors that the Board of Directors will consider.

DESCRIPTION OF SECURITIES

We have authorized 100,000,000 shares of common stock, with a par value of $.001 per share. Each holder of common stock has one vote per share on all matters voted upon by the shareholders. Such voting rights are not cumulative and as such shareholders holding more than 50% of the outstanding shares of common stock are able to and will be able to elect all members of the Board of Directors. There are no preemptive rights or other rights of subscription.

Each share of common stock is entitled to participate equally in dividends as and when declared by the Board of Directors of Black Sea Minerals out of funds legally available, and is entitled to participate equally in the distribution of assets in the event of liquidation. All shares, when issued and fully paid, are not assessable and are not subject to redemption or conversion and have no conversion rights.

We have authorized 50,000,000 shares of preferred stock with a par value of $.01 per share. We have not set any preferences on the preferred stock, and none have been issued.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 4,092,315 minimum and 4,192,315 maximum, shares of common stock outstanding. Of these shares, the 100,000 minimum, or 200,000 maximum sold in this offering, and the 950,000 shares of the selling shareholders, will not be deemed to be restricted shares under the Securities Act of 1933. The remaining 3,042,315 shares were issued and sold in private transactions and in reliance on the private placement exemption of the Securities Act.

The 3,042,315 restricted shares will be eligible for sale pursuant to Rule 144 of the Securities Act at the expiration of the one-year holding period from their date of acquisition. The one-year holding period for the shares has ended.

In general, under Rule 144 a person who has beneficially owned his restricted shares for at least one year, and persons who are affiliates are entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. However, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned his registered stock for at least two years would be entitled to sell his shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.

Prior to this offering there has been a limited market for the common stock and no predictions can be made of the effect, if any, that market sales of restricted shares or the availability of restricted shares for sale will have on the market price of the shares if a market for the shares develops. Nevertheless, sales of substantial amounts of the restricted shares in the public market could adversely affect such market prices.

PLAN OF DISTRIBUTION

We are offering 100,000 shares minimum, and 200,000 maximum at a price of $1.00 per share on a "best efforts", "minimum, maximum" basis. Proceeds from subscriptions will be deposited with FleetBank Financial pursuant to an escrow agreement. The bank will hold the funds until the earlier of (1) the date it has received $100,000 or (2) the 90th day after the date of this prospectus, unless extended for 30 days by agreement between us, the subscribers and the bank. In the event that 100,000 shares are not sold within the 90 days, or 120 days if extended, the proceeds from the sale of shares will be refunded to the purchasers in full, without interest or deduction. All subscriptions will be deposited with the FleetBank Financial not later than noon of the next business day after receipt.

The shares are offered by us on a best efforts basis. We have agreed to pay any participating brokers a commission of 10% of the price of the shares, plus an additional nonaccountable expense allowance of 3% to cover expenses of the offering incurred by the participating broker. Any participating broker that incurs more than the 3% expense will be paid by it.

The selling shareholders are not subject to the escrow agreement with FleetBank Financial. Any commission expense incurred by the selling shareholders will be paid by them. In the event the 100,000 shares are not sold   the registration as to the selling shareholders will be withdrawn.

LEGAL OPINION

The validity of the shares offered has been passed upon by Charles Clayton, Minneapolis, Minnesota.

EXPERTS

The audited financial statements of Black Sea Minerals, Inc., included in this prospectus and elsewhere in the registration statement have been audited by David J. Maxwell Ltd., independent public accountants, as indicated in their reports, and are included in reliance on the authority of the firm as experts giving reports.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed, with the Securities and Exchange Commission, Washington, DC, a Registration Statement on Form SB-2 under the Securities Act with respect to the Common Stock offered. This Prospectus does not contain all of the information set forth in the Registration Statement, the exhibits and schedules. For further information, about our common stock and us, please refer to the Registration Statement, exhibits and schedules. Statements made in this Prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

The Registration Statement, exhibits and schedules may be inspected without charge and copied at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and The Woolworth Building, 233 Broadway, New York, New York 10279. Copies of such material may be obtained at prescribed rates from such offices upon the payment of the fees proscribed by the SEC.

The Securities and Exchange Commission maintains a web site that contains registration statements, reports, proxy and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address for the web site is http://www.sec.gov.

BLACK SEA MINERALS, INC.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED) AND THE YEARS ENDED JUNE 30, 2002 AND 2001(AUDITED)

BLACK SEA MINERALS, INC.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED) AND THE YEARS ENDED JUNE 30, 2002 AND 2001 (AUDITED)

INDEX

PAGE

COMPILATION REPORT

1

BALANCE SHEETS

2

STATEMENTS OF DEFICIT

3

STATEMENTS OF OPERATIONS

4

STATEMENTS OF CASH FLOWS

5

STATEMENT OF STOCKHOLDERS' EQUITY

6

NOTES TO THE FINANCIAL STATEMENTS

7-8

INDEPENDENT AUDITOR'S REPORT

To

The Stockholders and Board of Directors

Black Sea Minerals, Inc.

(A DEVELOPMENT STAGE COMPANY)

I have audited the balance sheets of Black Sea Minerals, Inc. as at June 30, 2002 and 2001,  the statements of operations, stockholders' equity  and the statements of cash flows  for the the years ended June 30, 2002 and 2001. These financial statements are the responsibility of the company's management.  My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards.  Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the company as at June 30, 2002 and  2001, the results of its operations, and its cash flows for the years ended June 30, 2002 and 2001 in accordance with generally accepted accounting principles .

I have compiled the balance sheet of Black Sea Minerals, Inc. as at September 30, 2002, the statements of operations and stockholders' equity and the statement of cash flows for the three months ended September 30, 2002 from information provided by company's management. I have not audited, reviewed or otherwise attempted to verify the accuracy or completeness of such information. Readers are cautioned that these statements may not be appropriate for their purposes.

December 5, 2002

"DAVID J. MAXWELL LTD."

Surrey, BC

  CHARTERED ACCOUNTANT

BLACK SEA MINERALS, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

SEPTEMBER 30, 2002, JUNE 30, 2002 AND JUNE 30, 2001

	September 30, 2002	June 30, 2002 (Audited)	June 30, 2001 (Audited)
ASSETS
CURRENT ASSETS
Cash	$ 277	$ 254	$ 336

INVESTEMENT IN JOINT VENTURE (Note 5)	1,058,518	1,058,518	1,058,518

ORGANIZATIONAL COSTS (Note 2)	46,500	46,500	46,500

	$ 1,105,295	$ 1,105,272	$ 1,105,354

LIABILITIES

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 11,341	$ 11,342	$ 2,000

DUE TO RELATED PARTIES (Note 3)	147,254	139,064	114,370
	158,595	150,406	116,370

STOCKHOLDERS’ EQUITY

CAPITAL STOCK (Note 4)	1,054,806	1,054,806	1,031,640

DEFICIT	(108,106)	(99,940)	(42,656)
	946,700	954,866	988,984

	$ 1,105,295	$1,105,272	$1,105,354

(The accompanying notes form an integral part of the these financial statements)

BLACK SEA MINERALS, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF DEFICIT

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002,

THE YEAR ENDED JUNE 30, 2002

AND THE YEAR ENDED JUNE 30, 2001

	September 30, 2002	June 30, 2002 (Audited)	June 30, 2001 (Audited)

BALANCE, beginning of period	$ (99,940)	$ (42,656)	$ (34,588)
LOSS FOR THE PERIOD	(8,166)	(57,284)	(8,068)

BALANCE, end of period	$ (108,106)	$ (99,940)	$ (42,656)

(The accompanying notes form an integral part of the these financial statements)

BLACK SEA MINERALS, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002,

THE YEAR ENDED JUNE 30, 2002

AND THE YEAR ENDED JUNE 30, 2001

	Three Months Ended September 30, 2002	Year Ended June 30, 2002 (Audited)	Year Ended June 30, 2001 (Audited)

EXPENSES

Advertising and promotion	$ 286	$ 3,298	$ 72
Consulting fees	476	13,206	95
Interest and bank charges	(312)	69	278
Legal and accounting	666	11,680	2,042
Licenses, dues and subscriptions	135	1,384	298
Office	1,055	5,996	481
Rent	-	8,194	2,000
Stock transfer fees	2,560	-	-
Telephone	1,221	976	209
Travel	1,374	10,059	-
Vehicle expense	438	2,162	126
Wages and employee benefits	267	260	2,467

LOSS FOR THE PERIOD	$ (8,166)	$ (57,284)	$ (8,068)

(The accompanying notes form an integral part of the these financial statements)

BLACK SEA MINERALS, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002,

THE YEAR ENDED JUNE 30, 2002

AND THE YEAR ENDED JUNE 30, 2001

	Three Months Ended September 30, 2002	Year Ended June 30, 2002 (Audited)	Year Ended June 30, 2001 (Audited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) for the period	$ (8,166)	$ 57,284	$ (8,068)

CHANGES IN NON-CASH WORKING CAPITAL
Accounts payable and accrued liabilities	(1)	9,342	(16,089)
	(8,167)	(47,942)	(24,157)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to related parties	8,190	24,694	(28,424)
Proceeds from subscribed capital	-	28,166	58,990
Cancellation of subscribed capital	-	(5,000)	-
	8,190	47,860	30,566

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in joint venture	-	-	(8,000)

INCREASE (DECREASE) IN CASH	23	(82)	(1,591)

CASH, beginning of period	254	336	1,927

CASH, end of period	$277	$254	$336

(The accompanying notes form an integral part of the these financial statements)

BLACK SEA MINERALS, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS' EQUITY

FROM DECEMBER 2, 1998 (DATE OF INCEPTION) TO SEPTEMBER 30, 2002

    Deficit

    Accumulated

    During the

    Common

    Development

    Shares

    Subscribed

    Stage

     Total

Net loss, from December 2,

  1998 (date of inception) to

 June 30, 2000

-

$

-

$

(34,588)

$

(34,588)

Stock subscribed for not issued

  as of June 30, 2000 Reg

  D Rule 504 stock offering

  for cash

1,365,200

222,650

-

222,650

Stock subscribed for not issued

 as part of purchase

of joint venture

3,000,000

750,000

-

750,000

Balance, June 30, 2000

4,365,200

972,650

(34,588)

938,062

Net loss, from July 1,

  2000 to June 30, 2001

-

-

(8,068)

(8,068)

Stock subscribed for not issued

  as of June 30, 2001 Reg

  D Rule 504 stock offering

  for cash

118,815

58,990

-

58,990

Balance, June 30, 2001

4,484,015

1,031,640

(42,656)

988,984

Net loss, from July 1,

  2001 to June 30, 2002

-

-

(57,284)

(8,166)

Stock subscribed for not issued

  as of June 30, 2002 Reg

  D Rule 504 stock offering

  for cash

256,800

28,166

-

28,166

  Stock cancelled

(500,000)

(5,000)

-

(5,000)

Balance, June  30, 2002

4,240,815

1,054,806

(99,940)

$

954,866

Net loss, from July 1,

  2002 to September 30, 2002

-

-

(8,166)

(8,166)

Balance, September 30, 2002

4,240,815

$

1,054,806

$

(108,106)

$

946,700

(The accompanying notes form an integral part of the these financial statements)

BLACK SEA MINERALS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002,

THE YEAR ENDED JUNE 30, 2002

AND THE YEAR ENDED JUNE 30, 2001

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The company follows accounting principles generally accepted in the United States and Canada in preparing it financial statements.   The significant accounting policies used are as follows:

a)

Going Concern

These financial statements show that Black Sea Minerals, Inc. had a substantial working capital deficiency and that it has suffered losses since inception.  These matters raise questions about the company's ability to continue as a going concern.  These financial statements have been prepared on the basis of generally accepted accounting principles as applicable to a going concern, however the future of Black Sea Minerals, Inc. will depend upon the company's ability to obtain adequate financing, successfully resolve any outstanding contingencies and attain profitable operations.  Although the successful resolution of these uncertainties is not assured, management is of the opinion that current negotiations for financing and ultimate satisfactory settlement of any contingencies will allow the company to continue its operations

b)

Financial Instruments

The financial instruments of the company consist of cash, accounts payable and accrued liabilities.  Unless otherwise noted, it is management's opinion that the company is not exposed to significant currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

c)

Basis of Presentation

The company was incorporated in December of 1998. The Company's primary concentration is acquiring an interest in a project involving the exclusive right to mine, produce, and market abrasive garnet and quartz-feldspar in a region of the Ukraine.

d)

Development Stage Enterprise

The Company is in the development stage of its existence. The Company has had no sales since inception and has devoted its efforts primarily to raising capital, reviewing and obtaining joint venture opportunities, and administrative functions.

e)

Income Taxes

Since the company has had no operations, no provision for income taxes is required. Certain items of expense will be recognized in different periods for income tax purposes than for financial reporting purposes and future taxes recorded accordingly.

f)

Earnings Per Share

The company has had no operations to date and, accordingly, no earnings per share.

g)

Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates.

2.

ORGANIZATIONAL COSTS

Organizational costs include the purchase price of the intangible assets of Jasper Products Inc., a Delaware private corporation. As Black Sea Minerals Inc. is still in the development stage, these costs have not yet been amortized.

3.

DUE TO RELATED PARTIES

The advances from affiliated parties are unsecured, non-interest bearing and without specific repayment terms.   However, the company has indicated that repayment of this amount will not be requested within the next fiscal year.  Consequently, this amount has been classified as a non-current liability in the accompanying financial statements.

4.

CAPITAL STOCK

      September 30, 2002

June 30, 2002   June 30, 2001

Authorized:

100,000,000

Common shares without par value

Subscribed capital:

4,240,815

(June 30, 2002 -4,240,815; June 30, 2001 -4,484,015)

Common shares without par value

$  1,054,806

$ 1,054,806   $1,031,640

5.

JOINT VENTURES

On March 1, 1999, the company purchased a 49% interest in the Ukrainian-Canadian Granat joint venture. The object of the joint venture is the mining, production, and marketing of abrasive garnet and quartz-feldspar. The 49% interest in the joint venture was purchased for a total price of $300,000 cash and 3,000,000 common shares.

On March 1, 1999, the company entered into an agreement to purchase a 60% interest in Ecogarnet. Ecogarnet is in the business of treating, exploiting, producing and selling garnet and other related activities. The 60% interest will be paid for by issuing 1,000,000 common shares without par value of Black Sea Minerals, Inc. to Aurora Pacific Consulting and Development Corp. upon commencement of production of garnet from this plant.

Black Sea Minerals Inc. shall retain Aurora Pacific Consulting and Development Corp. for 18 months at $10,000 per month to supervise the initial phases of this project. This shall include construction of the plant and marketing of the products, which are garnet and quartz feldspar.

PART II

Item 702 Indemnification of Directors and Officers

The statutes of the State of Delaware provide for indemnification of any officer, director or affiliated person for acts or omissions if he acted in good faith and in what he believed to be the best interests of the corporation. The registrant has indemnification agreements with its officers and directors. The registrant understands that the Securities and Exchange Commission feels that this indemnification is against public policy as to liability arising out of the Securities Act of 1933.

Item 511 Other Expenses of Issuance and Distribution

Registration Fees	$ 250
Accounting Fees	$10,000
Legal Fees	$10,000
Printing	$10,000
Miscellaneous	$ 3,500
TOTAL	$33,750

Item 701 Recent Sales of Unregistered Securities

The following are all sales of unregistered securities for the past three years.

Name

Number of Shares

Date

  Amount Paid

Monica Yorke

10,000

12/99

4000.00

Lisa Zenowski

20,000

12/99

5000.00

Lucy Sparrow

  1,000

1/00

  740.00

Wayne John Craven

 4,000

3/00

2000.00

Kelvin Chiddick

  6,000

3/00

3000.00

Sandra Chiddick

200,000

6/00

20,000.00

Broadway Brake and Muffler

10,000

7/00

5000.00

459795 BC Ltd

10,000

7/00

5000.00

Allen and Amy Barber

10,000

7/00

5000.00

Kevin Stunder

10,000

7/00

4000.00

Wayne John Craven

  4,000

3/01

2000.00

Brian Douglas Thorp

     800

4/01

  400.00

Arthur Hiebert

10,000

4/01

5000.00

Owen C. Macrae

  2,000

6/01

1000.00

Anja Wernecke

  1,000

7/01

1000.00

Wayne Dangerfield

  2,000

7/01

1000.00

Oksana Kolotygina

  1,000

8/01

1000.00

Brian D. Thorpe

  1,300

9/01

  650.00

Elizabeth Perez Atristain

  1,500

10/01

  750.00

Kinuyo Yoshida

  1,000

12/01

  500.00

Marina Kouznetsova

  1,000

12/01

  500.00

Brian D. Thorpe

  2,000

3/02

1000.00

Ahmi Park

  1,000

3/02

  500.00

M de Las Angeles Reyes Berroca

  1,000

6/02

  500.00

John Leo

          250,000

6/02

         25,000.00

The registrant believes that all transactions were transactions not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, since (a) each of the transactions involved the offering of such securities to a substantially limited number of persons; (b) each person took the securities as an investment for his own account and not with a view to distribution; (c) each person had access to information equivalent to that which would be included in a registration statement on the applicable form under the Act; (d) each person had knowledge and experience in business and financial matters to understand the merits and risk of the investment; therefore no registration statement need be in effect prior to such issuances.

Item 601 Exhibits

1.1

Articles of Incorporation and Bylaws

5.0

Legal opinion

10.1

Purchase Agreement, Ecogarnet

10.2

Purchase Agreement, Ivaniv

24.0

Consent of Accountant

Item 512 Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represents a fundamental change in the information set forth in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4)

To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (iv) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (v) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized,  on December 18, 2002.

BLACK SEA MINERALS, INC.

By:_______/s/__________________

President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on December 18, 2002.

__________/s/_________________________

Walter Stunder, Director, President

__________/s/_________________________

Matthias Wuttke, Director

Exhibit 3.1

BY-LAWS OF

BLACK SEA MINERALS, INC.

ARTICLE I

Section 1.

The following paragraphs contain provisions for the regulation and management of BLACK SEA MINERALS, INC. a Delaware corporation.

Section 2.

In the event that there is a conflict between a provision of these By-Laws and a mandatory provision of the Articles of Incorporation of this corporation, then said mandatory provision of the Articles of Incorporation of this corporation shall control.

ARTICLE II

Place of Business

Section 1.

The registered office of the corporation, which shall also be the principal office of said corporation, shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of Newcastle.  This designation shall be without prejudice to the power and right of the corporation to conduct and transact any of its affairs or business in other cities, states, territories, countries, or places.

Section 2.

The registered agent of the corporation in the State of Delaware shall be The Corporation Trust Company.

Section 3.

The registered office and registered agent of the corporation may be changed from time to time in the manner prescribed by law without amending these By-Laws.

ARTICLE III

Officers

Section 1.

Number.  The officers of this corporation may consist of a President, a Secretary, a Treasurer, and such other officers, including one or more Vice Presidents, and, if desired, a Chief Executive Officer, as may be appointed in accordance with the provisions of Section 3 of this Article.  One person may hold any two of said offices, but no such officer shall execute, acknowledge, or verify any instrument in more than one capacity if such instrument is required by law or by these By-Laws or by a resolution of the Board of Directors to be executed, acknowledged or verified by any two or more officers.

Section 2.

Election, Term of Office and Qualifications.  The officers of this corporation shall be chosen annually by the Board of Directors.  Each officer, except such officer as may be appointed in accordance with the provisions of Section 3 of this Article, shall hold his office until his successors shall have been removed in the manner hereinafter provided.

Section 3.

Subordinate Officers.  The Board of Directors may appoint such other officers to hold office for such period, have such authority and perform such duties as the Board of Directors may from time to time determine.  The Board of Directors may delegate to any officer the power to appoint any such subordinate officers.

Section 4.

Removal.  Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Such removal shall be by vote of a majority of the whole Board of Directors at a regular meeting or a special meeting of the Board of Directors called for this purpose.

Section 5.

Resignations.  Any officer may resign at any time by giving written notice to the Board of Directors or to the President or Secretary of the corporation.  Any such resignation shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 6.

Chief Executive Officer.  The Chief Executive Officer shall be the principal executive officer of the corporation and, subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the corporation.  He shall preside at all meetings of the shareholders and all meetings of the Board of Directors; and shall have general supervision over the affairs of the corporation and over the other officers.

Section 7.

President.  The President shall be the chief operating officer of the corporation.  The President shall perform all duties incident to the office of the President; shall sign all stock certificates and written contracts of the corporation; and shall perform all such other duties as are assigned to him from time to time by resolution of the Board of Directors or the Chief Executive Officer.

Section 8.

Vice President.  In the absence of the President or in the event of his death, inability or refusal to act, the Vice President shall perform the duties of the President, and when so acting, shall have all the powers of, and be subject to, all of the restrictions upon the President.  The Vice President shall perform such other duties as from time to time may be assigned to him by the President or by the Board of Directors.

Section 9.

Secretary.  The secretary shall be sworn to the faithful discharge of his duty.  He shall:

a.

Keep the minutes of the meetings of the shareholders and of the Board of Directors in books provided for that purpose;

b.

See that all notices are duly given in accordance with the provisions of these By-Laws or as required by law;

c.

Be custodian of the records and of the seal of the corporation and see that such seal is affixed to all stock certificates prior to their issue and to all documents, the execution of which on behalf of the corporation under its seal is duly authorized in accordance with the provisions of these By-Laws.

d.

Have charge of the stock books of the corporation and keep or cause to be kept the stock and transfer books in such manner as to show at any time the amount of the stock of the corporation issued and outstanding, the manner in which and the time when such stock was paid for, the names, alphabetically arranged, and the addresses of the holders of record; and exhibit during the usual business hours of the corporation to any director, upon application, the original or duplicate stock ledger;

e.

Sign with the President, or a Vice President, certificates of stock of the corporation;

f.

See that the books, reports, statements, certificates, and all other documents and records of the corporation required by law are properly kept and filed;

g.

In general, perform all duties incident to the office of Secretary and such other duties as, from time to time, may be assigned to him by the Board of Directors or by the President.

Section 10.

Treasurer.  The Treasurer shall:

a.

Have charge and custody of, and be responsible for, all funds and securities of the corporation;

b.

From time to time render a statement of the condition of the finances of the corporation at the request of the Board of Directors;

c.

Receive and give receipt for monies due and payable to the corporation from any source whatsoever;

d.

In general, perform all duties incident to the office of Treasurer, and such other duties as from time to time may be assigned to him by the Board of Directors or by the President.

Section 11.  Salaries.  Salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a Director of the corporation.

ARTICLE IV

Directors

Section 1.

General Powers.  The business and affairs of this corporation and the management thereof shall be vested in a Board of Directors consisting of not less than one (1) nor more than ten (10) members.

Section 2.

Number and qualification.  The number of directors of this corporation shall be not less than one (1) and not more than ten (10). The number of directors may be increased or decreased from time to time within the limits stated above by the action of the majority or the whole Board of Directors.  Directors shall be elected for a term of one (1) year and shall serve until the election and qualification of their successors, unless they sooner resign.  At the first annual meeting of the stockholders and at each annual meeting thereafter, the stockholders shall so elect directors to hold office until the next succeeding annual meeting.  The directors need not be residents of the State of Delaware or stockholders of the corporation.

Section 3.

Executive Committee.  The Board of Directors by resolution passed by a majority of the whole Board may designate two or more of their number to constitute an executive committee, which shall have and exercise, subject to limitations, if any, as may be prescribed herein or by resolution of the Board of Directors, the powers of the Board of Directors and the management of the business and affairs of the corporation; provided such executive committee shall act only at such times as the Board of Directors is not in session and in no event to the exclusion of the Board of Directors at any time to act as a Board upon any business of the corporation.

Section 4.

Vacancy.  Any director may resign at any time by giving written notice to the President or to the Secretary of the corporation.  Such resignation shall take effect at the time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.  Any vacancy occurring in the Board of Directors maybe filled by the affirmative majority vote of the whole Board of Directors.  A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.  A director chosen to fill a position resulting from a vacancy or an increase in the number of directors shall hold office until the next annual meeting of stockholders.

Section 5.

Removal.  Any director may be removed from office, either with or without cause, at any time, and another person may be elected to his place, to serve for the remainder of his term, at any special meeting of shareholders called for that purpose, by a majority of all of the shares of stock outstanding and entitled to vote.  In case any vacancy so created shall not be filled by the shareholders at such meeting, such vacancy may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum.

Section 6.

Meetings.  The regular meeting of the Board of Directors shall be held immediately following the annual shareholder's meeting.  The Board of Directors shall meet at such other time or times as they may from time to time determine.

Section 7.

Special Meetings.  Special meetings of the Board of Directors may be called by or at the request of the President or any two directors.  The person or persons authorized to call special meetings of the Board of Directors may fix the place for holding any special meeting of the Board of Directors called by them.

Section 8.

Place of Meetings.  The Board of Directors may hold its meetings at such place or places within or without the State of Delaware as the Board may from time to time determine, or, with respect to its meetings, as shall be specified or fixed in respective notices or waivers of notice of such meetings.

Section 9.

Special Meetings:  Notice.  Special meetings of the Board of Directors shall be held whenever called by the President or by two of the directors.  Notice of the time and place of holding said special meeting of the Board of Directors shall be given to each director by either (i) registered mail, return receipt requested, deposited in the mail at least ten (10) days prior to the date of said special meeting, or (ii) guaranteed overnight delivery by a nationally-used courier service at least three (3) days prior to the date of said special meeting, or (iii) by telex or facsimile copy sent at least forty-eight (48) hours prior to the time and date of such special meeting.  Attendance of a director at such special meeting shall constitute a waiver of notice of such special meeting, except where a director attends the meeting for the express purpose of objecting to the transacting of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular meeting or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 10.

Presence of Meetings.  Members of the Board, or of any committee thereof, may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear one another.  Participation in a meeting pursuant to this Section 10 shall constitute presence in person at such meeting.

Section 11.

Quorum and Manner of Acting.  A majority of the members of the Board of Directors shall form a quorum for the transaction of business at any regular or special meeting of the Board of Directors.  The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.  If the vote of a lesser number is required for a specific act by the Articles of Incorporation, or by another provision of these By-Laws, then that lesser number shall govern.  In the absence of a quorum, a majority of the directors present may adjourn the meeting from time to time until a quorum be had.

Section 12.

Compensation.  By resolution of the Board of Directors, the directors may be paid their expenses, if any, for attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director.  No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

Section 13.

Election of Officers.  At the first meeting of the Board of Directors after the annual election, the President, Vice President, and Secretary and Treasurer shall be elected to serve for the ensuing year and until the election of their respective successors, and an executive committee may be elected. Election shall be by ballot, and the majority of the votes cast shall be necessary to elect.  Any vacancies that occur may be filled by the Board of Directors for the unexpired term.  An officer may be removed at any time by the majority vote of the directors present at any regular or special meeting of said Board of Directors at which a quorum is present.  The Board of Directors shall have the power to fill officer vacancies, create new officer positions, and adjust salaries of officers as said Board from time to time shall deem necessary, all in accordance with the Articles of Incorporation.

Section 14.

Reporting.  At each annual stockholder's meeting, the directors shall submit a statement of business done during the preceding year, together with a report of the general financial condition of the corporation, and of the condition of its tangible property.

ARTICLE V

Books and Records

Section 1.

The corporation shall keep either within or without the State of Delaware, complete books and records of account and shall keep minutes of the proceedings of its stock holders and the Board of Directors.

Section 2.

The corporation shall keep at its registered office or principal place of business, a record of its stock holders, giving the names and addresses of all of the stock holders and the number and class of the shares held by each.

Section 3.

The books, records of account, financial statements and other documents of the corporation shall be available to such persons who have been designated by law as having a right thereto, and said books, records of account, financial statements and documents shall be made available to such persons in the manner and in accordance with the procedures established by law.

ARTICLE VI

Stock

Section 1.

Authorization.  The authorized shares of stock of the corporation shall be as provided by the Articles of Incorporation.

Section 2.

Certificate of Shares.  The shares of stock of the corporation shall be represented by certificates signed by the Chief Executive Officer, President or the Vice President and the Secretary or an assistant Secretary of the corporation, and may be sealed with the seal of the corporation or a facsimile thereof.  The signatures of the President or Vice President and the Secretary or Assistant Secretary upon a certificate may be facsimile if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the corporation itself or an employee of the corporation.  In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of its issue.

Section 3.

Issuance of Certificates.  Each certificate representing shares shall state upon the face of same that the corporation is organized under the laws of the State of Delaware, the name of the person to whom the certificate is issued, the number and class of shares, and the designation of the series, if any, which such certificate represents.  No certificate shall be issued for any shares until such shares are fully paid and when issued shall bear the notation that the certificate is issued as a fully paid and non-assessable certificate of stock.

Section 4.

Transfer of Shares.  Transfer of shares of the corporation shall be made only on the stock transfer books of the corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer, or by his attorney thereunto authorized by power of attorney duly executed and filed with the secretary of the corporation, and on surrender for cancellation of the certificate for such shares.  Upon surrender to the corporation or to a transfer agent of the corporation of a certificate of stock duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, and cancel the old certificate.  Every such transfer of shares shall be entered on the stock book of the corporation which shall be kept at its principal office, or by its registrar duly appointed.

Section 5.

Transfer Agent.  The secretary of the corporation shall act as transfer agent of the certificates representing the shares of the corporation.  The Secretary shall maintain a stock transfer book, the stubs in which shall set forth, among other things, the names and addresses of the holders of all issued shares of the corporation, the number of shares held by each, the certificate numbers representing such shares, the date of issue of the certificates representing such shares, and whether or not such shares originate from original issue or from transfer.  The names and addresses of the shareholders as they appear on the stubs of the stock transfer book shall be conclusive evidence as to who are the shareholders of record and as such entitled to receive notice of the meetings of shareholders; to vote at such meetings; to examine the list of the shareholders entitled to vote at meetings; to receive dividends; and to own, enjoy and exercise any other property rights deriving from such shares against the corporation.  Each shareholder shall be responsible for notifying the secretary in writing of any change in his name or address and failure so to do will relieve the corporation, its directors, officers and agents, from liability for failure to direct notices or other documents, or to pay over or transfer dividends or other property or rights, to a name and address other than the name and address appearing on the stub of the stock transfer book.

The Board of Directors may at its discretion, appoint instead of the secretary of the corporation, one or more transfer agents, registrars and agents outside the corporation for making payment upon any class of stock, bond, debenture, or other security of the corporation.  Such agents and registrars may be located either within or outside the State of Delaware.  They shall have such rights and duties and shall be entitled to such compensation as may be agreed.

Section 6.

Fractional Shares.  The corporation may, but shall not be obliged to, issue a certificate for a fractional share, and by action by its Board of Directors, may issue in lieu thereof scrip in register or bearer form which shall entitle the holder to receive a certificate for a full share upon the surrender of such scrip aggregated to a full share.  The rights and obligations of persons holding said fractional shares or scrip shall be as are contained in any applicable provision of these By-Laws, Articles of Incorporation, or laws of the State of Delaware.

Section 7.

Treasury Shares.  Treasury shares of stock shall be held by the corporation subject to the disposal of the Board of Directors and shall neither vote nor participate in dividends.

Section 8.

Lien.  The corporation shall have a first lien on all shares of its stock and upon all dividends declared upon same for any indebtedness of the respective holders thereof of the corporation.

Section 9.

Lost Certificates.  In cases of loss or destruction of a certificate of stock, no new certificates shall be issued in lieu thereof except upon satisfactory proof to the Board of Directors of such loss or destruction, and, at the election of a majority of the Board of Directors, upon giving satisfactory security by bond or otherwise, against loss to the corporation. Any such new certificate shall be plainly marked "Duplicate" on its face.

Section 10.

Consideration and Payment for Shares.  Shares having a par value shall be issued for such consideration, expressed in dollars but not less than the par value thereof, as shall be fixed from time to time by the Board of Directors. Shares without par value shall be issued for such consideration expressed in dollars as shall be fixed from time to time by the Board of Directors.  Treasury shares shall be disposed of for such consideration expressed in dollars as may be fixed from time to time by the Board of Directors.  Such consideration may consist, in whole or in part, of money, other property, tangible or intangible, or labor or services actually performed for the corporation, but neither promissory notes nor future services shall constitute payment or part payment for shares.

ARTICLE VII

Shareholders

Section 1.

Annual Meeting.  The regular meeting of the shareholders of the corporation shall be held at a time and place to be designated by the President, Vice President, or the Board of Directors, provided, however, that whenever such day shall fall upon a Sunday or a legal holiday, the meeting shall be held on the next succeeding business day.  At the regular annual meeting of the shareholders, the directors for the ensuing year shall be elected.  The officers of the corporation shall present their annual reports and the Secretary shall have on file for inspection and reference, an authentic list of the stockholders, giving the amount of stock held by each as shown by the stock books of the corporation ten (10) days before the annual meeting.

Section 2.

Special Meeting.  Special meetings of the shareholders may be called at any time by the President, any member of the Board of Directors, or by the holders of not less than ten (10%) percent of all of the shares entitled to vote at said special meeting.  The Board of Directors may designate any place as the place for any annual meeting or for any special meeting called by the Board of Directors.  If a special meeting shall be called otherwise than by the Board of Directors, the place of meeting shall be the principal office of the corporation.

Section 3.

Notice of Meetings.  Written or printed notice stating the place, day and hour of the meeting, and in case of special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally, or by mail, by or at the discretion of the President, the Secretary, or the director or the person calling the meeting, to each stockholder of record entitled to vote at such meeting, except that if the authorized capital stock is to be increased, at least thirty (30) days notice shall be given.  If mailed, such notice shall be deemed to be delivered when deposited in the U.S. Mails and addressed to the stockholder at his address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.

Section 4.

Closing Transfer Books.  For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shares for any other purpose, the Board of Directors may provide that the stock transfer books shall be closed for any stated period not exceeding fifty (50) days.  If the stock transfer books shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of such shareholders, such date in any case to be not more than fifty (50) days and in the case of a meeting of shareholders, not less than ten (10) days prior to the date on which the particular action, requiring such determination of shareholders, or shareholders entitled to receive payment of a dividend, the day on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders.  When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such a determination shall apply to any adjournment thereof.  The officer or agent having charge of the stock transfer books for shares of the corporation shall make, at least ten (10) days before each meeting of shareholders, a complete list of shareholders entitled to vote at any such meeting, or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each, which list for a period of ten (10) days prior to such meeting, shall be kept on file at the principal office of the corporation. The original stock transfer books shall be prima facie evidence as to who are the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders.

Section 5.

Election of Directors.  At each annual meeting of the shareholders of the corporation, the directors shall be elected who shall serve until their successors are duly elected and qualified, unless they sooner resign.  Election of directors shall be by such of the shareholders as attend the annual meeting, either in person or by proxy, provided that if the majority of stock is not represented, said meeting may be adjourned by the shareholders present for a period not exceeding sixty (60) days at any one adjournment.  At each election of directors, cumulative voting shall not be allowed.

Section 6.

Quorum.  A majority of the outstanding stock exclusive of treasury stock, shall be necessary to constitute a quorum at meetings of the shareholders.  If a quorum is present at any meeting, a matter other than the election of directors shall be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a greater number is required by the Articles of Incorporation of the Company.  In the absence of a quorum, those present may adjourn the meeting from day to day but not exceeding sixty (60) days.

Section 7.

Proxies.  Any shareholder entitled to vote may be represented at any regular or special meeting of the shareholders by a duly executed proxy.

ARTICLE VIII

Waiver of Notice

Section 1.

Directors and Officers.  Unless otherwise provided by law, whenever any notice is required to be given to any director or officer of the corporation under the provisions of these By-Laws or under the provisions of the Articles of Incorporation, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 2.

Shareholders.  No notice of the time, place or purpose of any annual, regular, or special meeting of the shareholders need be given if all shareholders of record on the date said meeting is held waive such notice in writing either before or after the regular, or special meeting of the shareholders, such meeting shall be deemed to have been legally and duly called, noticed, held, and conducted.

ARTICLE IX

Action Without a Meeting

Section 1.

Any action required by the laws of the State of Delaware, the Articles of Incorporation, or by these By-Laws, to be taken at a meeting of the directors or stockholders of this corporation, or any action which may be taken at a meeting of the directors or stockholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all the directors or stockholders entitled to vote with respect to the subject matter thereof.  Such consent shall have the same force and effect as a unanimous vote of the directors or stockholders, and may be stated as such in any Articles or documents filed with the Secretary of State under the law of the State of Delaware.

ARTICLE X

Contract, Loans, Checks and Deposits

Section 1.

Contracts.  The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 2.

Loans.  No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors.  Such authority may be general or confined to specific instances.

Section 3.

Checks, Drafts, Etc.  All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

Section 4.

Deposits.  All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the Board of Directors may select.

ARTICLE XI

Execution of Instruments

Section 1.

Execution of Instruments.  The President shall have power to execute on behalf and in the name of the corporation any deed, contract, bond, debenture, note or other obligations or evidences or indebtedness, or proxy, or other instrument requiring the signature of an officer of the corporation, except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.  Unless so authorized, no officer, agent or employee shall have any power or authority to bind the corporation in any way, to pledge its credit or to render it liable pecuniarily for any purpose or in any amount.

Section 2.

Checks and Endorsements.  All checks and drafts upon the funds to the credit of the corporation in any of its depositories shall be signed by such of its officers or agents as shall from time to time be determined by resolution of the Board of Directors which may provide for the use of facsimile signatures under specified conditions, and all notes, bills receivable, trade acceptances, drafts, and other evidences of indebtedness payable to the corporation shall, for the purposes of deposit, discount or collection, be endorsed by such officers or agents of the corporation or in such manner as shall from time to time be determined by resolution of the Board of Directors.

ARTICLE XII

Loans to Directors and Officers

Loans to employees or officers of the corporation, guarantees of their obligations or other similar assistance to these employees or officers (except those employees or officers who are directors of the corporation), shall be contracted on behalf of the corporation only upon the specific authorization of the Board of Directors of the corporation.  Unless otherwise provided in the Articles of Incorporation, loans to directors, guarantees of their obligations, or other similar assistance to the directors shall be contracted on behalf of the corporation only upon the specific authorization of the Board of Directors and the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of the corporation which are entitled to vote for directors.  No such loans or guarantees shall be secured by the shares of this corporation.

ARTICLE XIII

Miscellaneous

Section 1.

Corporate Seal.  The Board of Directors shall provide a corporate seal which shall be circular in form and shall have inscribed thereon the name of the corporation, the state of incorporation, and the words "Corporate Seal".

Section 2.

Fiscal Year.  The fiscal year of the corporation shall be as established by the Board of Directors.

Section 3.

Amendments.  Subject to repeal or change by action of the shareholders, the Board of Directors shall have the power to alter, amend, or repeal the by-laws of the corporation and to make and adopt new by-laws at any regular meeting of the Board or at any special meeting called for that purpose.

Section 4.

Dividends.  The Board of Directors may, from time to time, declare, and the corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Articles of Incorporation.

ADOPTED BY THE BOARD OF DIRECTORS this 15th day of December, 1998.

DIRECTOR:

Walter Stunder

Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

BLACK SEA MINERALS, INC.

ARTICLE I

NAME

The name of the Corporation is Black Sea Minerals, Inc.

ARTICLE II

TERM OF EXISTENCE

The Corporation shall exist in perpetuity, from and after the date of filing this Certificate of Incorporation with the Secretary of State of the State of Delaware, unless sooner dissolved or disincorporated according to law.

ARTICLE III

OBJECT, PURPOSES AND POWERS

Section 1.  General Objects and Purposes.  To engage in any lawful activity as may from time to time be authorized by the Corporation's Board of Directors, which is not prohibited by law or by these Articles of Incorporation.  To undertake such other activities as the Board of Directors may deem reasonable or necessary in the furtherance of the general or specific purposes and powers of the Corporation.

Section 2.  General Powers.  Further, the Corporation shall have and may exercise all the rights, powers and privileges now or hereafter conferred upon Corporations organized under the laws of the State of Delaware and in addition may do everything necessary, suitable, proper for, or incident to, the accomplishment of any of these corporate purposes.

ARTICLE IV

CAPITAL STOCK

Section 1.  The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock having a par value of $.001 each, and fifty million (50,000,000) shares of preferred stock having a par value of $.01 each.  All or any part of the capital stock may be issued by the Corporation from time to time and for such consideration and on such terms as may be determined and fixed by the Board of Directors, without action of the stockholders, as provided by law, unless the Board of Directors deems it advisable to obtain the advice of the stockholders.  Said stock may be issued for money, property, services or other lawful considerations, and when issued shall be issued as fully paid and non-assessable.  The private property of stock holders shall not be liable for Corporation debts.

Section 2.  The preferences and relative participating optional or other special rights and qualifications, limitations or restrictions of the common stock of the Corporation are as follows:

(a)

Dividends.  Dividends may be paid upon the common stock, as and when declared by the Board of Directors, out of funds of the Corporation legally available therefor.

(b)

Payment on Liquidation.  Upon any liquidation, dissolution and termination of the Corporation, and after payment or setting aside of any amount sufficient to provide for payment in full of all debts and liabilities of, and other claims against the Corporation, the assets shall be distributed pro rata to the holders of the common stock.

(c)

Voting Rights.  At any meeting of the stockholders of the Corporation each holder of Common Stock shall be entitled to one vote for each share outstanding in the name of such holder on the books of the Corporation on the date fixed for determination of voting rights.

(d)

Majority Vote.  The stockholders, by vote or concurrence of a majority of the outstanding shares of the Corporation entitled to vote on the subject matter, may take any action which would otherwise require a two-thirds (2/3) vote under the General Corporation Law of the State of Delaware.

(e)

Cumulative Voting.  Cumulative voting shall not be allowed in the election of directors or for any other purpose.

(f)

Preemptive Rights.  Unless otherwise determined by the Board of Directors, no stockholder of the Corporation shall have preemptive rights to subscribe for any additional shares of stock, or for other securities of any class, or for rights, warrants or options to purchase stock for the scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

(g)

Restrictions on Sale or Disposition.  All lawful restrictions on the sale or other disposition of shares may be placed upon all or a portion or portions of the certificates evidencing the Corporation's shares.

Section 3.  The preferred stock of the Corporation shall be issued in one or more series as may be determined from time to time by the Board of Directors.  In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof.  All shares of any one series shall be alike in every particular.  All series shall be alike except that there may be variation as to the following:  (1) the rate of distribution, (2) the price at and the terms and conditions on which shares shall be redeemed, (3) the amount payable upon shares for distributions of any kind, (4) sinking fund provisions for the redemption of shares, and (5) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and (6) voting rights except as limited by law.

ARTICLE V

REGISTERED OFFICE AND AGENT

The address of the initial registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.  The name of the initial registered agent at such address is The Corporation Trust Company.

ARTICLE VI

DIRECTORS

Section 1.  The business and affairs of this Corporation and the management thereof shall be vested in a Board of Directors consisting of at least one (1) but not more than ten (10) members. Directors need not be stockholders of the Corporation. The persons, together with their addresses, who shall act as Directors for the first year of existence of this Corporation and until their successors shall be duly elected and qualified will be:

Walter Stunder

#714, 525 Seymour Street

Vancouver, B.C.  CANADA  V6B 3H7

Section 2.  The number of directors may be increased or decreased from time to time, within the limits stated above, by action of the majority of the whole Board of Directors.

Section 3.  The election of directors need not be by written ballot.

Section 4.  The Board of Directors shall have the power to adopt, amend or repeal the By-Laws of the Corporation.

ARTICLE VII

INDEMNIFICATION AND LIABILITY OF DIRECTORS

Section 1.  The Corporation shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or enterprise, in any capacity.  Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law.  No amendment or repeal of this Section 1 of Article VII shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

Section 2.  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit.  No amendment to or repeal of this Section 2 of Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Section 3.  In furtherance and not in limitation of the powers conferred by statute:

(a)

the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify against such liability under the provisions of law; and

(b)

the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

ARTICLE VIII

INCORPORATORS

The name and address of the incorporator is:

Clifford L. Neuman, Esq.

Neuman, Drennen & Stone, LLC

Temple-Bowron House

1507 Pine Street

Boulder, Colorado  80302

The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation.

IN WITNESS WHEREOF, I, the undersigned, being the Incorporator hereinabove named, hereby acknowledge that the foregoing Certificate of Incorporation is my act and deed, and do hereby further certify that the facts hereinabove stated are truly set forth, and accordingly I have hereunto set my hand this 1st day of December, 1998.

Clifford L. Neuman

STATE OF COLORADO

)

) ss.

COUNTY OF BOULDER

)

I, Gini Goldstein, a Notary Public, hereby certify that on the 1st day of December, 1998, personally appeared before me Clifford L. Neuman, Incorporator, who, being by me first duly sworn, severally declared that he was the person who signed the foregoing document and that the statements therein contained are true.

My commission expires:  October 10, 1999

Notary Public

[SEAL]

Exhibit 5.0

CHARLES CLAYTON

Attorney at Law

12 S. Sixth Street

Minneapolis, MN 55402

(612) 338-3738

Fax (612) 336-4505

December 19, 2002

Black Sea Minerals, Inc.

525 Seymour Street

Vancouver, British Columbia

Gentlemen:

I have acted as counsel for the company in connection with the preparation of the Registration Statement, and, based on this, I am of the opinion that:

1. The company is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware, with corporate authority to conduct the business in which it is now engaged, and as described in the Registration Statement.

2. The shares have been duly authorized, and, when issued and delivered, will be validly issued, fully paid and nonassessable and free from preemptive rights, will be without cumulative voting rights and will conform to the description in the Prospectus.

3. There is not pending, or to the knowledge of counsel, threatened, any action, suit, or proceeding before or by any court or governmental agency or body to which the company is a party, or to which any property of the company is subject, and which, in the opinion of counsel, could result in a material adverse change in the business, business prospects, financial position or results of operations, present or prospective, of the company or of its properties or assets.

I consent that this opinion be filed as an exhibit to the Registration Statement, and to the use of my name in the Registration Statement under the caption “Legal Matters.”

Cordially,

/s/

CHARLES CLAYTON

Exhibit 10.1

PURCHASE AGREEMENT  (ECOGARNET)

This agreement is made as of the 1st day of March, 1999

BETWEEN:

Aurora Pacific Consulting and Development Corp.

525 Seymour Street, Suite #714

Vancouver, British Columbia

V6B 3H7

(the "Vendor")

AND:

Black Sea Minerals, Inc.

#908 - 525 Seymour St.

Vancouver, BC

V6B 3H7

(the "Purchaser")

WHEREAS:

A.

The Vendor has entered into an agreement (the "Agreement") with an open stock company (as that term is used under the laws of Ukraine) "Turbiv Kaolin Plant" ("Turbiv") for the formation and creation of a company with limited responsibility (as that term is used under the laws of Ukraine) joint stock company Ecogarnet

B.

Ecogarnet is in the business of treating, exploiting, producing and selling garnet and other related activities;

C.

The Vendor has agreed to sell and the Purchaser has agreed to purchase the Vendor's 60% interest in Ecogarnet.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties represent, warrant, covenant and agree as follows:

SECTION I

INTERPRETATION

1.1    Definitions.  Each of the words, phrases and expressions described in Schedule "A" shall have the meanings ascribed thereto.

1.2    Governing law and Forum.  This Agreement and all matters arising hereunder will be governed by and construed is accordance with the laws of the province of British Columbia.  All claims and disputes arising out of or related to this Agreement shall be resolved in the provincial courts in the province of British Columbia except as they may be appealed to a superior court.

1.3    Severability.  If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination Agreement would fail in its essential purpose.

1.4    Included Words.  The singular of any term includes the plural, and vice versa.  The use of any term is generally applicable to any gender and, where applicable, to a corporation.

1.5    Headings.  The headings to the sections and subsections of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope extent or intent of this Agreement or any provision hereof.

1.6    Cross-References.  Unless otherwise stated, all references in this Agreement to designated "section", "subsection" or other subdivision of, or schedule to, this Agreement.

1.7    References to Whole Agreement.  Unless otherwise stated, the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or schedule.

1.8    Statutes.  Unless otherwise stated, any references to a statute includes and is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which supplement or supersede such statute or such regulations.

1.9    References to Successors Included.  Any reference or a corporate or partnership entity includes and is also a reference to any corporate or partnership entity that is successor to such entity.

1.10   No Contra Proferentum.  The language in all parts of this agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any other parties.

1.11   No Merger.  The representations, warranties, covenants, and agreements contained in this Agreement shall not merge in the Closing and shall continue in full force and effect from and after the Closing Date as provided in this Agreement.

1.12   According Terminology.  All accounting terms not expressly defined in this Agreement shall have the representative meanings usually ascribed to them in accordance with generally accepted accounting principles in Canada applied on a basis consistent with prior years.

1.13   Currency.  All references to money in this Agreement and in the Financial Statements are, unless otherwise specified, in lawful money of the United States of America.

1.14   Schedules.  The following are the Schedules attached to and incorporated in this Agreement by this references and deemed to form a part hereof:

Schedule "A"

Definitions

SECTION 2

PURCHASE AND SALE

2.1    Purchase and Sale.  Relying on the warranties and representations herein, and subject to the terms and conditions of this Agreement, on the Closing Date, the Vendor will sell assign and transfer to the Purchaser the Interest in consideration for the Purchase Price.

2.2    Payment of Purchase Price.  The Purchaser shall pay $10.00 and other good and valuable consideration upon execution of this Agreement, the receipt and sufficiency of which is hereby acknowledged and satisfy the Purchase Price subject to the conditions precedent contained in section 6 of this Agreement, as follows:

(i)

by issuing to Aurora Pacific 1,000,000.00 common shares without par value of Black Sea Minerals, Inc. upon commencement of production of garnet from this plant.

2.3    Form of Payments.  All payments required to be made under or pursuant to this Agreement shall be made by money wire, certified cheque, or solicitor's trust cheque drawn on, a United States charted bank or trust company, payable in lawful money of the United States.

2.4    Closing.  Subject to the terms and conditions hereof, the purchase and sale of the Interest and the payment by the Purchaser to the Vendor of the Purchase Price shall be completed at a closing to be held at 11:00 a.m. (Pacific (Vancouver, B.C.) time) on the Closing Date at the offices of the Purchaser's Solicitors, Vancouver, British Columbia, or at such other place in such manner as the parties may agree.

2.5    The Joint Venture agreement shall remain the property of Aurora Pacific Consulting and Development Corp. until the purchase price is paid in full.

2.6    Black Sea Minerals Inc. shall retain Aurora Pacific Consulting and Development Corp. for 18 moths at $10,000 per month to supervise the initial phases of this project.  This shall include construction of the plant and marketing of the products, which are garnet and quartz feldspar.

SECTION 3

VENDOR'S REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of Vendor.  To include the Purchaser to enter into and complete the transactions contemplated by this Agreement, the Vendor represents and warrants to the Purchaser, as representations and warranties that are true and correct as at the date hereof and will be true and correct on the Closing Date if such representations and warranties were made on the Closing date (except insofar as such representations and warranties are stated to be given as of a particular date or for a particular and relate solely to such date or period, that:

(a)

the Vendor is a corporation duly formed, validly existing and in good standing under the laws of the Province of British Colombia;

(b)

is in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned or leased by the Vendor makes such qualification necessary, including without limiting the generality of the foregoing, Ukraine;

(c)

has the full power, authority, right and capacity to own and dispose of the Interest, to execute and deliver this Agreement, to complete the transactions contemplated hereby and to duly observe and perform all of its covenants and obligations herein set forth; and,

(d)

is not in default of any reporting or filling requirement under any applicable corporate, securities or taxation law or other law to which it is subject;

(e)

this Agreement has been duly and validly executed and delivered by the Vendor and constitutes a legal, valid and biding obligation of the Vendor, enforceable against the Vendor in accordance with its terms;

(f)

neither the execution nor the delivery of this Agreement, or the other agreements and instruments contemplated hereby, nor the completion of the transactions contemplated hereby will:

(i)

constitute a default under, or violate or cause, or give to any person or Government Authority, any right of acceleration, termination or cancellation pursuant to:

(A)

any constating documents of the Vendor or any resolution of the Vendor;

(B)

any indenture, mortgage, deed of trust, agreement, contract, lease, franchise, Permit, or other instrument or commitment to which the Vendor is a party or is subject, or by which it is bound or from which it derives benefit or which is required or desirable for the conduct in the usual and ordinary course of the operation of the Joint Venture other than those for which consent will be obtained; and,

(C)

any law, judgment, decree, order, injunction, rule, statute or regulation of any court, arbitrator or Governmental Authority by which the Joint Venture or the Vendor is bound or to which the Joint Venture or the Vendor is subject;

(ii)  result in the creation of any Encumbrance on the Interest or the Joint

Venture; or,

(iii)  result in any fees, duties, taxes, assessments or other amounts relating to the Interest or the Joint Venture becoming due or payable;

(g)  no Permit from any Governmental Authority, or order of any court or arbitrator, or filing by the Vendor with any Governmental Authority, court or arbitrator, is required in order for the Vendor:

(i)

to incur the obligations set out herein;

(ii)

to execute and deliver all other documents and instruments to be delivered by the Vendor pursuant to this Agreement;

(iii)      to duly perform and observe the terms and provisions of this Agreement;

(iv)       to render this Agreement legal, valid, binding and enforceable;

(h)  to Vendor's knowledge, no material action, suit ,judgement, investigation, inquiry, assessment, reassessment, litigation, determination or administrative or other proceeding or arbitration before or of any court, arbitrator or Governmental Authority or dispute with any Governmental Authority is in process, or pending or threatened, against or relating to the Joint Venture, the Business or the Interest and Interest and no state of facts which could constitute the basic therefor;

(i)  to Vendor's knowledge the Joint Venture has not generated, manufactures, refined, treated, transported, stored, handled, disposed of, transferred, produced or processed Hazardous Substances, except in compliance with all applicable laws, judgements, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or Governmental Authorities, including all environmental, health and safety statutes and regulations;

(j)  to Vendor's knowledge the Business complies with all applicable laws, judgments, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or Governmental Authorities, including all environmental, health and safety statutes and regulations;

(k)  to Vendor's knowledge the Joint Venture is not subject to any judicial or administrative proceeding alleging violation of any applicable environmental, health or safety law, judgement, decree order, injunction, rule, statute or regulation;

(l)  to Vendor's knowledge, the Business is not the subject of investigation by any Governmental Authority evaluating whether any Governmental Authority evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment;

(m)  the Joint Venture has not filed any notice under any applicable environmental, health or safety law, judgement, decree, order, injunction, rule, statute or regulation indicating past or present treatment, storage or disposal of a Hazardous Substance or constituent, or other substance into the environment;

(n)  to Vendor's knowledge the Joint Venture has no contingent liability in connection with the release of any Hazardous Substance or constituent, or other substance into the environment;

(o)  to Vendor's knowledge all Permits, including, without limiting the generality of the foregoing, the Asset, have been obtained, are validly issued, are in full force and effect and are in good standing and no notice of breach or default or defect in respect of the terms of any such Permit has been received by the Vendor and the Vendor is not aware of any matters which could give rise to such notice;

(p)  to Vendor's knowledge the Interest constitutes all of the material rights, assets and properties that are usually and originally used or held for use in connection with or otherwise relate to the operation of the Business in the usual and ordinary course of the operation of the Business;

(q)  the Joint Venture is the legal and beneficial owner of and has title to the Asset free and clear of all Encumbrances, and the Asset is not in the possession of the control of any other person;

(r)  to Vendor's knowledge except as otherwise expressly disclosed herein there has not been any default in any term, condition, provision or obligation to be performed by Vendor under the Joint Venture Agreement which is in good standing and in full force and effect, unamended;

(s)  the Schedules to this Agreement contain a true and complete listing of all material written contracts or commitments affecting ownership of, or title to, or any interest in any mineral properties;

(t)  there is no written, oral or implied agreement, option, understanding or commitment or any right or privilege capable of becoming any of the same, for the purchase from the Vendor of the Interest, or for the purchase from the Joint Venture of the Asset;

(u)  to the Vendor's knowledge there is no indebtedness to any person which might, by operation of law or otherwise, now or hereafter constitute or be capable of forming an Encumbrance upon the Asset or the Joint Venture and there is no indebtedness of any kind whatsoever relating to the Business in respect of which the Purchaser may become liable on or after the Closing Dates;

(v)  neither the Vendor nor the Joint Venture have any employees or any collective bargaining agreement or other agreement with a trade union, labour union or other employees' association or made commitments or conducted negotiations with any trade union, labour union or other employees' association with respect to any future agreements, and the Vendor is not aware of any current attempt to organize or establish any trade union, labour union or other employees' association in connection with the Business and no part of the Business has been certified as a unit appropriate for collective bargaining by which the Purchaser will be bound as a result of the purchase of the Interest;

(w)  the Vendor is not a "resident in Canada" for the purposes of section 116 of the Income Tax Act of Canada;

(x)  all negotiations relatives to this Agreement have been carried on by the Vendor directly with the Purchaser, without the intervention of any agent, broker or other party acting on behalf of the Vendor and there are no brokerage fees, commissions or other amounts which are or nay become payable to any third party in connection with the execution and delivery of the Agreement and the completion of the transactions contemplated herein;

(y)  the foregoing representations and warranties of the Vendor will be true and correct in all material respects on each of the Effective Date and the Closing Date as if such representations and warranties were made on each of the Effective Date and the Closing Date.

(z)  to the Vendor's knowledge, except as disclosed in this Agreement, the Vendor does not have any information or knowledge of any fact relating to the Business, the Asset or any indebtedness of the Business or the transactions contemplated hereby which might reasonably be expected to effect, materially and adversely, the Asset or the organization, operations, affairs, business, properties, prospects or financial condition or position of the Business, other than general market information;

(aa) To the Vendor's knowledge no certificate furnished by or on behalf of the Vendor to the Purchaser at the time of Closing in respect of the representations, warranties or covenants of the Vendor contained in this Agreement will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading;

(ab)  to the Vendor's knowledge this Agreement does not contain any untrue statement by the Vendor of a material fact nor has the Vendor omitted to state in this Agreement a material fact necessary in order to make the statement contained herein not misleading;

(ac) to the Vendor's knowledge all information set out in the Schedules to this

Agreement  is accurate and correct in every material respect; and

(i)

acknowledges and agrees that the Europa Securities may bear legends reading substantially as follows:

"These shares have not been registered under the Securities Act 1933, as amended, or certain state securities laws.  No sale ,transfer or other disposition of these shares may be made except pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act 1933 and applicable state securities laws or after having provided the company with an opinion of counsel in form and from counsel acceptable to the company obtained at the expense of the transferee that such sale, transfer or disposition is pursuant to an exemption from the registration requirements under federal and state securities laws."

and that the Purchaser may instruct its transfer agent to make a notation in the transfer agent's records of the presence of stop transfer instructions with respect to the Black Sea Minerals, Inc. Securities.

3.2    Representations and Warranties in Closing Documents.  All statements contained in any certificate or other instruments delivered by or on behalf of the Vendor pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Vendor.

3.3    Survival of Representations and Warranties.  The representations and warranties of the Vendor contained in this Agreement shall survive the Closing and the Payment of the Purchase Price for twenty four months from Closing and, notwithstanding the Closing and the Payment of the Purchase Price, the representations and warranties of the Vendor shall continue in full force and effect for the benefit of the Purchaser for twenty four months from Closing.

3.4    Reliance.  The Vendor acknowledges and agrees that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser.

SECTION 4

PURCHASER'S REPRESENTATIONS AND WARRANTIES

4.1   Representations and Warranties of Purchaser.   To induce the Vendor to enter into and complete the transactions contemplated by this Agreement, the Purchaser hereby represents and warrants to the Vendor, as representations and warranties that are true and correct as at the date hereof and will be true and correct on each of the Effective Date and the Closing Date (except insofar as such representations and warranties are stated to be given as of a particular date or for a particular period and related solely to such date or period) that:

(a)

the Purchaser:

(i)

is a corporation duly incorporated under the laws of the State of Delaware;

(ii)

is duly organized, validly exists and is in good standing under the laws of the state of Delaware; and,

(iii)

has the full power, authority, right and capacity to execute and deliver this Agreement, to complete the transactions contemplated hereby and to duly observe and perform all of its covenants and obligations herein set forth;

(b)  this Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors;

(c)  neither the execution nor the delivery of this Agreement, or the other agreements and instruments contemplated hereby, nor the completion of the transactions contemplated hereby will constitute a default under, or violate or cause, or give to any person or Governmental Authority, any right of acceleration, termination or cancellation pursuant to:

(i)

any constating documents of the Purchaser or any resolution of the Purchaser or any resolution of the Purchaser's shareholders;

(ii)

any indenture, mortgage, deed of trust, agreement, contract, lease, franchise, Permit, or other instrument or commitment to which the Purchaser is a party or is subject, or by which it is bound or from which it derives benefit;

(iii)

any law, judgement, decree, order, injunction, rule, statute or regulation of any court, arbitrator or Governmental Authority by which the Purchaser is bound or to which the Purchaser is subject;

(d)  all negotiations relative to this Agreement have been carried on by the Purchaser directly with the Vendor without the intervention of any agent, broker or other third party acting on behalf of the Purchaser and there are no brokerage fees, commissions or other fees or amounts which hare or may become payable to any third party in connection with the execution and delivery of this agreement and the completing of the transactions contemplated herein;

(e)  this Agreement does not contain any untrue statement by the Purchaser of a material fact nor has the Purchaser omitted to state in this Agreement a material fact necessary in order to make the statements contained herein not misleading;

(f)  the Purchaser has previously delivered to the Vendor complete and correct copies of its articles of incorporation and all amendments to such articles of incorporation;

(g)  the authorized capital of Purchaser consists of 100,000,000 common shares at 0.001, and 50,000,000 preferred shares at 0.01.

(h)  the common shares to be issued to the Vendor at Closing will be duly and validly authorized and will be nonassessable;

(i)  to the Purchaser's knowledge no litigation, proceeding (administrative or otherwise), investigation or controversy arising out of the business or activities of Purchaser or its subsidiaries is pending before any court, governmental agency, bureau or instrumentality, whether foreign, federal, provincial or local, at law or in equity or admiralty, and to the Purchaser's knowledge, no such litigation, proceeding, investigation or controversy is threatened or anticipated, Purchaser is not in default with respect to any judgement, order, writ, injunction or decree of any of the above-described entities, and there are no unsatisfied claims against the Purchaser of its business or activities;

4.2   Survival of Representations and Warranties.  The representations and warranties of the Purchaser ,contained in this Agreement, shall survive the Closing and the conveyance of the Interest for twenty four months from Closing and, notwithstanding the Closing and the conveyance of the Asset. The representations and warranties of the Purchaser shall continue in full force and effect for the benefit of the Vendor for twenty four months from Closing.

4.3   Reliance.  The Purchaser acknowledges and agrees that the Vendor has entered into this Agreement relying on the warranties and representations an other terms and conditions of this Agreement notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Vendor.

SECTION 5

COVENANTS

5.1   Prior to Closing Date.  The Vendor covenants and agrees with the Purchaser that from and after the date of execution of this Agreement to the Closing Date:

(a)

as soon as the Vendor has determined that a state of facts exist which results or will result is:

(i)

a representation or warranty contained in subsection 3.1 being untrue or incorrect in any material respect;

(ii)

any change in any of the Business, the Joint Venture o the Asset or financial condition or position of the Business or the Joint Venture, including changes arising as a result of any legislative or regulatory change, revocation of any change in any indebtedness of the Business or the Joint Venture, other than changes in the usual and ordinary course of the operation of the Business of the Joint Venture, which taken as a whole, materially and adversely affects the Asset o the organization, operations, affairs, business, properties, prospects or financial conditions or position of the Business or the Joint Venture, to notify the Purchaser of such state of facts;

(b)

except with the prior written consent of the Purchaser and except in the conduct of its business in the ordinary course, to use the Vendor's best efforts not to do or fail to do anything that would result in any of the representations and warranties set forth in subsection 3.1 not being true and correct in all material respects at the time of Closing;

(c)

at the Vendor's expense, to obtain any release, waiver, consent or approval that the Purchaser, acting reasonably, may advise is required in order that none of the execution and delivery of this Agreement, the completion of the transactions contemplated hereby, or the observance and performance of the obligations of the Vendor will:

(i)    constitute or result in a material breach of or an event which, with the giving of notice or lapse of time or otherwise, would constitute or result is a material breach of or material default under; or,

(ii)    give to any other person, after the giving of notice or otherwise, any right of termination, cancellation or acceleration in or with inspect to;

any Permit, license or other instrument or commitment to which the Joint Venture is a party or is subject, or by which it is bound or from which it derives benefit or which is required or desirable for the conduct in the usual and ordinary course of the operation of the Business;

(d)  to use its best efforts to obtain all necessary releases, waivers, consents and approvals, including all necessary approvals from all relevant Governmental Authorities, as may be required to validly and effectively transfer the Interest to the Purchaser as contemplated by the Agreement and all such releases, waivers, consents and approvals will be in a form, and upon such terms, as may be reasonably acceptable to the Purchaser;

(e)  to take all proper steps, actions and corporate proceedings to enable it to vest legal and beneficial title to the Interest in the Purchaser, free and clear of all Encumbrances;

(f)  to cause the Joint Venture to take good care of the Asset and do all necessary repairs and maintenance to such assets as are used by the Joint Venture in the usual and ordinary course of the operation of the Business, and take reasonable care to protect and safeguard the Asset;

(g)  to permit the Purchaser, its officers, directors, agents, professional advisors or other authorized representatives at any time to inspect the Asset, the Business and to inspect, review, audit and copy any or all information relating thereto or to any other transactions between the parties hereto whenever and however such information may be stored.  For these purposes the Vendor will permit such persons at any time and from time to time upon reasonable notice and during regular business hours to enter any premises where the Assets or any such information is, and, if the use of a computer system is required to access such information, will allow such persons the use of its computer system for such purposes and will provide assistance that regard.  If for any reason such information cannot be accessed and retrieved at the Joint Venture's premises, the Vendor will permit such persons to remove the medium in which such information is or maybe stored from the Joint Venture's premises to any other place which has a computer system that will give such persons the opportunity to retrieve, record and copy such information ,and will permit such persons to reproduce and retain a copy of any such information, and will permit such persons to reproduce and retain a copy of any such information in any format whatsoever.  The Vendor will immediately deliver to the Purchaser upon request from time to time all computer software, tapes, disks, drums, cards, books of account, records, ledgers, agreements, licenses, permits, consents, correspondence, schedules, documents, statements, lists and other writings relating to the Asset, the Joint Venture or the Business and such other documents and information as the Purchaser may from time to time reasonably request, for the purpose of inspecting, reviewing, auditing and copying the same.  If this transaction does not close all data supplied pursuant to this subsection shall be promptly returned to Vendor;

(h)  to cause the Joint Venture to conduct the Business only in the usual and ordinary course of the operation of the Business, endeavor to preserve the organization of the Business intact and keep available the services of the present officers and employees ( subject to voluntary resignations and dismissals in accordance with proper business practice) and will use its best efforts to preserve the goodwill of the suppliers and customers and others having business relations with the Joint Venture relating to the Business;

(i)  to cause the Joint Venture to make all necessary tax, governmental and other fillings in a timely fashion; and

(j)  to cause the Joint Venture to appoint a nominee of the Purchaser to the Board of Directors, or its equivalent, of the Joint Venture.

5.2   Enduring.  From and after the execution of this Agreement, both before and after the Closing Date, the Vendor covenants and agrees with the Purchaser that:

(a)

the Vendor will, at its expense execute and do all such further deeds, acts, things and assurances as may be requisite in the reasonable opinion of the Purchaser's Solicitors for more perfectly and absolutely assigning, transferring, assuring to and vesting the Interest in the Purchaser ,free and clear of the Encumbrances;

(b)

the Vendor will use its reasonable best efforts to cause, and any all of its agents, employees, representatives, relatives and other persons who acted on behalf of the Vendor or who were or are involved in any negotiations relating to this Agreement, or had, have, will or may have any knowledge about any part in such negotiations, to not, without the prior written consent of the Purchaser, reveal or disclose any of the terms of this Agreement, any portion of this Agreement or any of the transactions contemplated hereby, and to keep strictly confidential the terms of this Agreement, all information, communications, documents and material of any kind and any of the transactions contemplated hereby.  Notwithstanding the generality of the foregoing, the Vendor shall be permitted to disclose the terms of this Agreement to any Governmental Authority which lawfully requires the Vendor to do so or to its joint venture partner pursuant to the terms of the Joint Venture Agreement.  The Vendor acknowledges that breach of the covenants contained in this paragraph will result in damage to the Purchaser, that such damage will be difficult to determine and that the Purchaser could not be adequately compensated for such damage by monetary award.  Accordingly, in the event of a breach of any of the covenants contained in this paragraph, in addition to any and all other remedies available to the Purchaser in law or in equity, the Vendor hereby consent to the covenants contained in this paragraph being enforces by temporary or permanent injunction, restraining order or declaration, on all of such relief, and to such enforcement being without the necessity of a bond.  The Vendor acknowledges and agrees that the scope of this paragraph is reasonable and commensurate with the protection of the legitimate interests of the Purchaser;

(c)

if this Agreement should terminate without Closing: all of the Purchaser's documents previously delivered to the Vendor or obtained pursuant to this Agreement shall be promptly returned to the Purchaser or destroyed; the Vendor shall keep information obtained from the Purchaser confidential and shall not disclose such information to any third party; and,

5.3   Purchaser's Covenants.  The Purchaser covenants and agrees with the Vendor that from and after the date of this Agreement to the Closing:

(a)

as soon as the Purchaser has determined that a state of facts exists which results in or will result in any representation of warranty contained in subsection 4.1 being untrue of incorrect in any material respect on the Closing Date to notify the Vendor of such state of facts;

(b)

to cooperate with the Vendor with respect to the covenants set forth in subsection 5.1 and the satisfaction of the conditions precedent set forth herein;

(c)

at the request of the Vendor, to execute and deliver such applications for consent and such assumption agreements, and provide such information as may be necessary to obtain the consents referred to herein and will assist and cooperate with the Vendor in obtaining the said consents; and

(d)

to use its reasonable best efforts to cause, and any and all of its agents, employees, representatives, relatives and other persons who acted on behalf of the Purchaser or who were or are involved in any negotiations relating to this Agreement, or had, have, will or may have any knowledge about any part in such negotiations, to not, without the prior written consent of the Vendor, reveal portion of this Agreement or any of the transactions contemplated hereby, and to keep strictly confidential the terms of this Agreement or any of the transactions contemplated hereby.  Notwithstanding the generality of the foregoing, the Purchaser shall be permitted to disclose the terms of this Agreement to any Governmental authority which lawfully requires the Vendor to do so.  The Purchaser acknowledges that breach of the covenants contained in this paragraph will result in damage to the Vendor, that such damage will be difficult to determine and that the Vendor could not be adequately compensated for such damage by monetary award.  Accordingly, in the event of a breach of any of the covenants contained in this paragraph, in addition to any and all other remedies available to the Vendor in law or in Equity, the Purchaser hereby consent to the covenants contained in this paragraph being enforced by temporary or permanent injunction, restraining order or declaration, or all of such relief, and to such enforcement being without the necessity of a bond.  The Purchaser acknowledges and commensurate with the protection of the legitimate interests of the Vendor.

5.4   Enduring.  After Closing the Purchaser covenants and agrees with the Vendor that:

(a)  Director.  The Purchaser shall cause an individual nominated by the Vendor, to be elected or appointed of the Purchaser's Board of Directors to serve as such for a term continuing until the next annual meeting of the Purchaser's shareholders at which time such person will be nominated to stand for reelection by the Purchaser's shareholders.

(b)  Access.  Vendor shall have access to all of the books and records of the Joint Venture and the Business to the extent necessary to prepare tax returns and other documents that must be filed or provided to governmental authorities and to the extent that a claim in maid against the Vendor under this Agreement or by third parties, and the documents or copies shall be provided to the Vendor by the Purchaser at such reasonable costs as the parties may from time to time agree.

(c)  If No Closing.  If this Agreement should terminate without Closing: all Vendor's documents previously delivered to the Purchaser or obtained pursuant to this Agreement shall be promptly returned to the Vendor or destroyed; the Purchaser shall keep information obtained from the Vendor confidential and shall not disclose such information to any third party.

SECTION 6

CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

6.1   Purchaser's Conditions Precedent.  Notwithstanding anything herein contained, the obligation of the Purchaser to pay the Purchase Price for the transfer of the Interest to the Purchaser is conditional upon the fulfillment of the following conditions precedent:

(a)

the representations and warranties of the Vendor contained in this Agreement and in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date, except:

(i)   insofar as such representations and warranties are given as of a particular date or for a particular period and relate solely to such date or period; or

(i)   to the extent that the breach of this provision would not have any  material adverse effect on the Purchaser, the Joint Venture or the Business.

(b)  all of the covenants, agreements and deliveries of the Vendor to be performed or complied with, on, or before the Closing date pursuant to the terms of this Agreement shall have been duly performed or complied with;

(c)  all consents or approvals required to be obtained by the Vendor forth the purpose of selling, assigning or transferring the Interest to the Purchaser have been obtained;

(d)  all approvals required to be obtained from Government Authorities with respect to such transfers or reassurance of Permits have been obtained or to the extent that the breach of this provision would not have material adverse effect on the Purchaser or the Business.

(e)  Since the date hereof and prior to the Closing Date:

(i)    the Vendor shall not have experienced any event or condition or have taken any action of any character; and,

(ii)   no substantial damage by fire, negligence or otherwise to the property underlying the Asset shall have occurred,

(f)  on or before the Closing Date:

(i)    no Governmental Authority shall have enacted any statute, regulation or bylaws or announced any policy that will materially and adversely affect the Joint Venture, the Business, the Asset or the right of the Purchaser to the full enjoinment of same; and,

(ii)    no injunction or restraining order of a court or administrative tribunal or competent jurisdiction shall be in effect which prohibits the transactions contemplated hereunder and no action or proceeding shall have been instituted and remain pending before any such court or administrative tribunal to restrain or prohibit the transactions contemplated hereby;

(g)  within 45 days from the Effective Date, the Purchaser has completed its due diligence investigations, the results of which are satisfactory solely to the Purchaser in its own discretion; and,

(h)  the receipt by the Purchaser, prior to Closing, of such consents from such parties as are required to acquire the Interest.

6.2   Conditions for Benefit for Purchaser.  The foregoing conditions are for the exclusive benefit of the Purchaser and any such condition may be waived in while or in part by the Purchaser on or prior to the Closing Date by delivery to the Vendor of the Vendor of a written waiver to that effect, signed by the Purchaser.

SECTION 7

CONDITIONS PRESEDENT TO THE VENDOR'S OBLIGATIONS

7.1   Vendor's Conditions Precedent.  Notwithstanding anything herein contained the obligation of the Vendor to complete the transfer of the Interest to the Purchaser hereunder is subject to the following conditions:

(a)

the Purchaser's representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties and been made on and as of the Closing Date, except:

(i)   insofar as such representations and warranties are given as of a particular date or for a particular period and relate solely to such date or period; or

(ii)  to the extent that the breach of this provision would not have any material adverse effect on the Vendor;

(b)   the Purchaser shall have performed and complied with all covenants, agreements and deliveries required by this Agreement to be performed or compiled with by, on, or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed of complied with, except to the extent that the breach of this provision would not have any material adverse effect on the Vendor;

(c)   all consents or approvals required to be obtained by the Vendor for the purpose of selling, assigning or transferring the Interest to the Purchaser have been obtained, provided that this condition may only be relied upon by the Vendor if the Vendor has diligently exercised its best efforts to procure all such consents or approvals and the Purchaser has not waived the need for all such consents or approvals to the extent that the breach of this provision would not have any material adverse effect on the Vendor, and

7.2    Conditions for Benefit of the Vendor.  The foregoing conditions are for the exclusive benefit of the Vendor and such condition may be waived in whole or in part by the Vendor on or prior to Closing Date by delivery to the Purchaser of a written waiver to that effect, signed by the Vendor.

SECTION 8

DELIVERIES AT CLOSING

8.1   Vendor's Deliveries.  At the Closing the Vendor shall deliver or cause to be delivered to the Purchaser:

(a)

all deeds of conveyance, bills of sales, transfer and assignments, duly executed, in form and content satisfactory to the Purchaser's Solicitors, appropriate to fulfill the Vendors' obligations under this Agreement, and immediately registrable in all places where registration of such instruments is necessary or desirable;

(b)

all consents or approvals required by this Agreement to be obtained by the Vendor;

(c)

a duly executed statutory declaration of the Vendor dated the Closing Date to the effect that the representations and warranties of the Vendor contained in this Agreement are true and correct and that the covenants and agreements of the Vendor to be performed on to before the Closing Date pursuant to the terms of this Agreement have been duly performed;

(d)

a certified copy of a resolution of the Joint Venture duly passed, with a certification that the Joint Venture Agreement has not been rescinded or amended and continues to be in effect and approving the transfer of the Interest to the Purchaser;

(e)

the legal opinion of the Vendors' Law Firm in form reasonably satisfactory to the Purchaser's Solicitors stating that the Vendor has the capacity to own the Interest, conduct the Business, execute and deliver this Agreement and undertake and complete the transactions contemplated hereby; all necessary steps and proceedings have been taken by the Vendor to permit the transfer of the Interest to the Purchaser under this Agreement; and this Agreement and all other agreements and instruments required hereunder have been duly and validly authorized, executed and delivered by the Vendor and are legal, valid and binding obligations of the Vendor in accordance with its terms, except as any be limited by laws of general application affecting the rights of creditors generally; and,

(f)

the legal opinion of a firm acting for the Joint Venture in form reasonably satisfactory to the Purchaser's Solicitors stating that the Vendor owns the Interest, the Joint Venture conducts the Business; the Vendor has taken all necessary steps as required by the Joint Venture Agreement to permit the transfer of the Interest to the Purchaser under this Agreement.

8.2   Purchaser's Deliveries.  At the Closing the Purchaser shall deliver or cause to be delivered to the Vendor:

(a)

that portion of the Purchase Price referred to in paragraph 2.2 payable to the Vendor;

(b)

a statutory declaration of authorized officers of the Purchaser dated the Closing Date to the effect that the representations and warranties of the Purchaser contained in this Agreement are true and correct and that the covenants and agreements of the Purchaser to be performed on or before the Closing Date pursuant to the terms of this Agreement have been duly performed;

(c)

a certified copy of a resolution of the directors of the Purchaser authorizing the execution, delivery and implementation of this Agreement and of all transactions contemplated hereby and of all documents to be delivered by the Purchaser pursuant hereto;

(d)

the legal opinion of the Purchaser's Solicitor's in a form reasonably satisfactory to the Vendor's Law Firm, stating that the Purchaser has the capacity to execute and deliver this Agreement and complete the transactions contemplated hereby, that all necessary steps and corporate proceedings have been taken to permit the purchase of the Interest by the Purchaser under this Agreement and that this Agreement and all other agreements required hereunder have been duly and validly authorized, executed and delivered by the Purchaser in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors generally;

SECTION 9

LOSS OR DAMAGE PRIOR TO CLOSING

9.1   Loss or Damage Prior to Closing.  If, prior to the Closing Date, there shall have been any loss or damage to the Asset, then the Vendor shall forthwith deliver to the Purchaser a detailed list showing the insurance coverage with respect thereto, particulars of any claims made by the Vendor under its insurance coverage, and the standing of such claims and if, notwithstanding such loss or damage, the Purchaser elects by notice in writing to the Vendor to complete the transactions contemplated herein, the sale and purchase provided for herein shall be completed, and the Vendor shall on Closing:

(a)

pay to the Purchaser all monies received by the Vendor before the Closing Date as proceeds of insurance with respect thereto; and,

(b)

deliver to the Purchaser, a duly executed assignment in form and substance satisfactory to the Purchaser's Solicitors, of all of the Vendor's interest in and to any proceeds of insurance with respect to any such items and the Vendor's written undertaking to cooperate with the Purchaser in the satisfactory settlement of all claims.

SECTION 10

CLOSING

10.1   Closing Date.  The purchase and sale of Interest herein contemplated shall take effect as of and from the Closing Date.  All transactions in the Joint Venture conducted prior to the Closing Date shall be for the account of the Vendor and all transactions in the Joint Venture on or after the Closing Date shall be for the account of the Purchaser.

SECTION 11

CONVEYANCE

11.1   Conveyance of the Interest.  Consistent with its obligations under this Agreement, the Vendor shall at the Closing and from time to time after Closing, execute and deliver to the Purchaser all such conveyances, transfers, assignments and other instruments in writing and further assurances as the Purchaser of the Purchaser's Solicitors shall reasonably require from the Vendor.  The Purchaser shall execute and deliver to the Vendor all such agreements of assumptions and other instruments in writing and further assurances the Vendor or the Vendor's Law Firm shall reasonably require in order to give effect to the provisions of this Agreement.

SECTION 12

INDEMNITIES AND SET-OFF

12.1   Indemnity by the Vendor.  For twenty four months after Closing, the Vendor agrees hereby to indemnify and save harmless the Purchaser from and against any and all costs, losses, damages or expenses suffered or incurred by the Purchaser arising out of, in connection, with respect to or relating to:

(a)

any representation or warranty of the Vendor herein being untrue or incorrect in any material respect of the failure of the Vendor to observe or perform any of its obligations pursuant hereto in any material respect;

(b)

any and all indebtedness owing on account of the Interest and existing at the time of Closing;

(c)

any material misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Purchaser;

(d)

any claim or claims whatsoever made in connection with the sale and purchase provided for herein by any agent, broker or other third party claiming to have acted as broker or agent or to otherwise be entitled to a commission, fee or other payment in respect of the transactions contemplated hereby as a result of any act or thing done by or on behalf of the Vendor;

(e)

any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal other expenses incidental to any of the foregoing; and

(f)

agrees to honour its obligations under the indemnity given in this subsection 12.1 forthwith upon demand and acknowledges that such liability shall not be diminished relieved or otherwise.

12.2   Indemnity by the Purchaser.  The Purchaser hereby agrees, forthwith upon demand, to indemnity and save harmless the Vendor form and against any and all costs, losses, damages or expenses suffered or incurred by the Vendor in any manner arising out of, in connection with or with respect to or relating to:

(a)

any representation or warranty of the Purchaser set forth in this Agreement being untrue or incorrect or the failure of the Purchaser to observe or perform any of its obligations pursuant hereto;

(b)

any claim or claims whatsoever made in connection with the sale and purchase provided for herein by any agent, broker or other third party claiming to have acted as broker or agent or to otherwise be entitled to a commission, fee or other payment in respect of the transactions contemplated hereby as a result of any act or thing done by or on behalf of the Purchaser; and,

(c)

any and all actions, suits, proceedings, demands, assessments, judgements, costs and legal and other expenses incidental to any of the foregoing.

12.3   Limitations on Indemnity of the Vendor.  Any claim(s) under subsection 12.1 or otherwise must:

(a)

exceed $5,000 in aggregate before any claim is made, in which event Vendor will be liable for damages in excess of the aforementioned amount; and,

(b)

be claimed on or before the expiration of twenty four months after Closing.

12.4   Litigation.  The Purchaser will promptly notify the Vendor of any proceeding commenced by any person against the Purchaser in respect of which the Purchaser intends to make a claim under subsection 12.1 and, provided that the Vendor acknowledged and accept liability in respect of such claim:

(a)

the Vendor will be entitled (but not obligated) to assume the defense of any such proceeding, in which case the Vendor will do so in bona fide and diligent fashion and if it is found to be liable will bear the costs and expenses associated therewith;

(b)

if the Vendor elects not to assume the defense of such claim, the Purchaser will be entitled (but not obligated) to do so, and will bear the costs and expenses associated therewith provided that any such costs and expenses shall be recoverable from the Vendor under subsection 12.1;

(c)

the Purchaser agrees to cooperate with the Vendor in contesting such proceeding provided that the Vendor on demand pays all costs and expenses in doing so and provides the Purchaser with copies of pleadings and other documents in connection with the same and such other information in respect of the same as the Purchaser may from time request;

(d)

if the Vendor elects to defend such proceedings, the Vendor will select and employ legal counsel to appear and to participate in such proceeding on behalf of the Purchaser (subject to the approval of such legal counsel by the Purchaser);

(e)

the Vendor will have the right to join such proceeding as a party defendant and the Purchaser and the Vendor hereby agree to the entry of an order making the Vendor a party defendant in such proceeding;

(f)

in any proceeding in which the Vendor has elected to assume the defense, the Vendor will have the sole authority for the direction of such proceeding, provided that such proceeding seeks only monetary damages and does not seek any injunction or other equitable relief against the Purchaser.  In all other circumstances the Purchaser will be entitled to participate in and, in the event of a disagreement between the Purchaser and the Vendor, to make all decisions regarding the direction of, such proceeding in respect of any injunction or other relief against the Purchaser sought in such processing; and,

(g)

in any proceeding in which the Vendor has elected to assume the defense, the Vendor will be the sole judge of the acceptability of any compromise or settlement of such proceeding provided that such compromise or settlement:

(h)

results in the complete release of the Purchaser from all claims which are the subject of such proceeding in respect of which are the subject of which the Purchaser intends to make a claim under subsection 12.1;

(i)   requires no more than the payment of money (that is, the Purchaser is not required to admit any wrong doing or to take or refrain from taking any substantial action); and

(ii)  does not contain any admission of liability or fault;

(iii) and the Purchaser is satisfied, acting reasonably, that the full amount of money required to be paid by the Purchaser as a result of such settlement will be by the Vendor, but otherwise such compromise or settlement will require the prior written approval of the Purchaser.

12.5   Interest.  If any party is, from time to time, obligated to pay any sum of money to another party under this section 12 the party who is so obliged shall also pay to the other party interest on such sum, calculated from the date on which such sum is due to be paid until the date of payment, at a rate per annum equal to the Prime Rate is effect from time to time during such period.

12.6   Limitations on Indemnity of Purchaser.  After Closing, the Purchaser shall not be liable to the Vendor for any claim, whether at law or in equity, on any basis arising out of the transactions contemplated by this Agreement except as provided in subsection 12.2 or for specific performance of this Agreement.  Any claim(s) under subsection 12.2 must:

(a)

exceed $5,000 in aggregate before any claim is made, in which event the Purchaser will be liable for damages in excess of the aforementioned amount; and

(b)

be claimed on or before the expiration of twenty four months after Closing.

SECTION 13

GENERAL PROVISIONS

13.1   Notice.  Any notice, consent, waiver, approval, report, authorization or other communication which any party is required or may desire to give to or make upon any other party pursuant to this Agreement will be effective and valid only if in writing and actually delivered(including by telecopy) at the addresses for the party first set out above or at such other address as a party may form time to time designate by notice delivered in accordance with this subsection.  Notice will be deemed given when received in accordance with this subsection.  Notice will be deemed given when received or if delivery is refused on the date delivery is refused.

13.2   Time.  Time is of the essence of this Agreement with the exception that this Agreement shall be null and void, except those covenants intended to survive the failure of this Agreement to close, if Closing does not take place on or before March 1, 1999.

13.3  Entire Agreement.  This Agreement contains the whole agreement between the parties in respect of the subject matters hereof and there are no warranties, representations, terms, conditions, or collateral agreements, express, implied or statutory, other than as expressly set forth in this Agreement and this Agreement supersedes all of the terms of any written or oral agreement, representation or understanding between the parties.

13.4  Enforcement.  This Agreement shall endure to the benefit of and be binding upon the Vendor, the Purchaser and their respective successors and assigns.

13.5  Further Assurances.  Each of the parties will, on demand by another party, execute and deliver or cause to be executed and delivered all such further documents and instruments and do all such further acts and things as the other may, either before or after the Closing, reasonably require to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement and to assume the completion of the transactions contemplated hereby.

13.6  Modifications, Approvals and Consents.  No amendment, modification, supplement, termination or waiver of any provision of this Agreement will be effective unless in writing signed by the appropriate party and then only in the specific instance and for the specific purpose given.

13.7  Legal and Other Fees.  Unless otherwise specifically provided herein, each of the parties will pay their respective legal, accounting and other professional fees and expenses, including goods and services taxes on such fees and expenses, incurred by each in connection with the negotiation and settlement of this Agreement, the completion of the transactions contemplated hereby and other matters pertaining hereto.

13.8  Counterparts.  This Agreement may be executed in any number of counterparts and/or by facsimile, each of which shall together, for all purposes, constitute one and the same instrument, binding on the parties, and each of which shall together be deemed to be an original.

13.9  Assignment.  The Purchaser may assign the benefit of this Agreement to any affiliate or associate of the Purchaser without the consent of the Vendor provided that notice of such assignment is delivered to the Vendor at least three (3) business days prior to Closing, but the Purchaser, notwithstanding such assignment, shall continue to be bound.

Per:

Per:

Aurora Pacific Consulting and

Black Sea Minerals, Inc.

Development Corp.

#714 - 525 Seymour St.

#908 - 525 Seymour St.

Vancouver, BC

Vancouver, BC

V6B 3H7

V6B 3H7

Canada

Canada

________________________________

______________________________

Authorized Signatory

Authorized Signatory

_________________________________

______________________________

Witness

Witness

SHEDULE "A"

This is Schedule "A" to that certain Purchase Agreement dated March 1, 1999,

Between Black Sea Minerals, Inc. as purchaser and Aurora Pacific Consulting and Development Corp. as vendor.

Definitions

1.

"Assets" the License issued by the State Committee of Ukraine on Geology and Mineral Resources Usage on Ivaniv Quarry and for a term of which is attached hereto as Schedule "C" and a true copy of the English translation of which is attached hereto as Schedule "D";

2.

"Business" means the business currently and heretofore carried on by the Joint Venture consisting of the exploiting of garnet.

3.

"Closing" means the completion of the sale and purchase of the Interest by the transfer and conveyance thereof and the payment of or provision for the Purchase Price therefor, all as provided herein and "time of Closing" means the time that Closing occurs.

4.

"Closing Date" means the 1st  day of March, 1999 or such other date as shall be agreed upon by the parties.

5.

"Deposit" means the sum of $10 referred to in paragraph 2.2.

6.

"Effective Date" means that date first written above on page 1 of this Agreement.

7.

"Encumbrance" means any mortgage, charge, pledge, hypothecation. Lien, security interest, assignment, option, equity, execution, claim or any other title defect or other encumbrance of any kind or nature whatsoever (including any agreement to give any of the foregoing), whether or not registered or registrable or whether consensual or arising by operation of law (statutory or otherwise).

8.

"Governmental Authority" means any federal, provincial, state, municipal, county or regional government or governmental authority, domestic or foreign and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing.

9.

"Hazardous Substance" includes any contaminants, pollutants, dangerous substances, liquid wastes, industrial wastes, hauled liquid wastes, toxic substances as defined in or pursuant to any court, arbitrator or Governmental Authority by which the Business, the Asset or the Joint Venture is bound or to which Business, the Asset or the Joint Venture is subject.

10.

"Parties" means the Vendor and the Purchaser.

11.

"Permits" means all licenses, consents, permits, authorities, certificates and registrations which are required, necessary or desirable for the conduct in the usual and ordinary course of the operation of the Business and the ownership or leasing of and the uses to which the Asset has been and presently is put.

12.

"Person" means an individual, corporation, body corporate, firm, partnership, syndicate, joint venture, association, trust, unincorporated organization or Governmental Authority or any trustee, executor, administrator or other legal representative.

13.

"Prime Rate" means the floating annual rate of interest designated from time to time by the branch of the Royal Bank in Vancouver as its "prime rate" and if at any one time there is more than one such rate then the highest of such rates.

14.

"Purchaser" means Black Sea Minerals, Inc.

15.

"Purchaser's Solicitor" means Neuman, Drennen, and Stone, LLC, Boulder, Colorado.

16.

"Purchaser Price" means the purchase price to be paid by the Purchaser to the Vendor for the Interest as provided for in subsection 2.2.

17.

"Vendor" means Aurora Pacific Consulting and Development Corp.

18.

"Vendor's Law Firm" means such law firm as the Vendor may designate from time to time.

19.

"Agreement" means this Agreement, as the same may from time to time be supplemented or amended and in effect, and includes the schedules attached hereto.

Exhibit 10.2

PURCHASE AGREEMENT

This agreement is made as of the 1st day of March, 1999

BETWEEN:

Aurora Pacific Consulting and Development Corp.

525 Seymour Street, Suite #714

Vancouver, British Columbia

V6B 3H7

(the "Vendor")

AND:

Black Sea Minerals, Inc.

#908 - 525 Seymour St.

Vancouver, BC

V6B 3H7

(the "Purchaser")

WHEREAS:

A.

The Vendor has entered into a joint venture agreement (the "JV Agreement") with an open stock company (as that term is used under the laws of Ukraine) "Ivaniv Special Quarry" ("Ivaniv") for the formation and creation of a company with limited responsibility (as that term is used under the laws of Ukraine) Ukrainian-Canadian joint venture "Garnet" (the "JV");

B.

The JV is the business of treating, exploiting, producing and selling garnet and other related activities;

C.

The Vendor has agreed to sell and the Purchaser has agreed to purchase the Vendor's 49% interest in the JV (the "Interest");

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties represent, warrant, covenant and agree as follows:

SECTION I

INTERPRETATION

1.1  Definitions.  Each of the words, phrases and expressions described in Schedule "A" shall have the meanings ascribed thereto.

1.2  Governing law and Forum.  This Agreement and all matters arising hereunder will be governed by and construed is accordance with the laws of the province of British Columbia.  All claims and disputes arising out of or related to this Agreement shall be resolved in the provincial courts in the province of British Columbia except as they may be appealed to a superior court.

1.3  Severability.  If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination Agreement would fail in its essential purpose.

1.4  Included Words.  The singular of any term includes the plural, and vice versa.  The use of any term is generally applicable to any gender and, where applicable, to a corporation.

1.5  Headings.  The headings to the sections and subsections of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope extent or intent of this Agreement or any provision hereof.

1.6  Cross-References.  Unless otherwise stated, all references in this Agreement to designated "section", "subsection" or other subdivision of, or schedule to, this Agreement.

1.7  References to Whole Agreement.  Unless otherwise stated, the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or schedule.

1.8  Statutes.  Unless otherwise stated, any references to a statute includes and is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which supplement or supersede such statute or such regulations.

1.9  References to Successors Included.  Any reference or a corporate or partnership entity includes and is also a reference to any corporate or partnership entity that is successor to such entity.

1.10 No Contra Proferentum.  The language in all parts of this agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any other parties.

1.11 No Merger.  The representations, warranties, covenants, and agreements contained in this Agreement shall not merge in the Closing and shall continue in full force and effect from and after the Closing Date as provided in this Agreement.

1.12 According Terminology.  All accounting terms not expressly defined in this Agreement shall have the representative meanings usually ascribed to them in accordance with generally accepted accounting principles in Canada applied on a basis consistent with prior years.

1.13 Currency.  All references to money in this Agreement and in the Financial Statements are, unless otherwise specified, in lawful money of the United States of America.

1.14 Schedules.  The following are the Schedules attached to and incorporated in this Agreement by this references and deemed to form a part hereof:

Schedule "A"

Definitions

Schedule "B"

JV Agreement

Schedule "C"

Original License

Schedule "D"

English Translation of License

SECTION 2

PURCHASE AND SALE

2.1   Purchase and Sale.  Relying on the warranties and representations herein, and subject to the terms and conditions of this Agreement, on the Closing Date, the Vendor will sell assign and transfer to the Purchaser the Interest in consideration for the Purchase Price.

2.2   Payment of Purchase Price.  The Purchaser shall pay $10.00 and other good and valuable consideration upon execution of this Agreement, the receipt and sufficiency of which is hereby acknowledged and satisfy the Purchase Price subject to the conditions precedent contained in section 6 of this Agreement, as follows:

(i)    by issuing to Aurora Pacific 3 million common shares without par value of Black Sea Minerals, Inc. upon execution of this agreement;

(ii)   by paying to Aurora $50,000 on or before March 1st, 1999 (the "Closing Date"); and

(iii)  by paying to Aurora the balance of $250,000 in 12 equal monthly installments commencing April 1, 1999 and ending March 30, 2001 amounting to $20,833.33/month.

2.3   Form of Payments.  All payments required to be made under or pursuant to this Agreement shall be made by money wire, certified cheque, or solicitor's trust cheque drawn on, a United States charted bank or trust company, payable in lawful money of the United States.

2.4   Closing.  Subject to the terms and conditions hereof, the purchase and sale of the Interest and the payment by the Purchaser to the Vendor of the Purchase Price shall be completed at a closing to be held at 11:00 a.m. (Pacific (Vancouver, B.C.) time) on the Closing Date at the offices of the Purchaser's Solicitors, Vancouver, British Columbia, or at such other place in such manner as the parties may agree.

2.5   The Joint Venture agreement shall remain the property of Aurora Pacific Consulting and Development Corp. until the purchase price is paid in full.

2.6   Black Sea Minerals Inc. shall retain Aurora Pacific Consulting and Development Corp. for 18 moths at $10,000 per month to supervise the initial phases of this project.  This shall include construction of the plant and marketing of the products, which are garnet and quartz feldspar.

SECTION 3

VENDOR'S REPRESENTATIONS AND WARRANTIES

3.1   Representations and Warranties of Vendor.  To include the Purchaser to enter into and complete the transactions contemplated by this Agreement, the Vendor represents and warrants to the Purchaser, as representations and warranties that are true and correct as at the date hereof and will be true and correct on the Closing Date if such representations and warranties were made on the Closing date (except insofar as such representations and warranties are stated to be given as of a particular date or for a particular and relate solely to such date or period, that:

(a)  the Vendor is a corporation duly formed, validly existing and in good standing under the laws of the Province of British Colombia;

(b)  is in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned or leased by the Vendor makes such qualification necessary, including without limiting the generality of the foregoing, Ukraine;

(c)  has the full power, authority, right and capacity to own and dispose of the Interest, to execute and deliver this Agreement, to complete the transactions contemplated hereby and to duly observe and perform all of its covenants and obligations herein set forth; and,

(d)  is not in default of any reporting or filling requirement under any applicable corporate, securities or taxation law or other law to which it is subject;

(e)  this Agreement has been duly and validly executed and delivered by the Vendor and constitutes a legal, valid and biding obligation of the Vendor, enforceable against the Vendor in accordance with its terms;

(f)  neither the execution nor the delivery of this Agreement, or the other agreements and instruments contemplated hereby, nor the completion of the transactions contemplated hereby will:

(i)   constitute a default under, or violate or cause, or give to any person or Government Authority, any right of acceleration, termination or cancellation pursuant to:

(A)  any constating documents of the Vendor or any resolution of the Vendor;

(B)  any indenture, mortgage, deed of trust, agreement, contract, lease, franchise, Permit, or other instrument or commitment to which the Vendor is a party or is subject, or by which it is bound or from which it derives benefit or which is required or desirable for the conduct in the usual and ordinary course of the operation of the Joint Venture other than those for which consent will be obtained; and,

(C)  any law, judgment, decree, order, injunction, rule, statute or regulation of any court, arbitrator or Governmental Authority by which the Joint Venture or the Vendor is bound or to which the Joint Venture or the Vendor is subject;

(ii)     result in the creation of any Encumbrance on the Interest or the Joint

Venture; or,

(iii)      result in any fees, duties, taxes, assessments or other amounts relating to the Interest or the Joint Venture becoming due or payable;

(g)  no Permit from any Governmental Authority, or order of any court or arbitrator, or filing by the Vendor with any Governmental Authority, court or arbitrator, is required in order for the Vendor:

(i)    to incur the obligations set out herein;

(ii)   to execute and deliver all other documents and instruments to be delivered by the Vendor pursuant to this Agreement;

(iii)  to duly perform and observe the terms and provisions of this Agreement;

(iv)  to render this Agreement legal, valid, binding and enforceable;

(h)  to Vendor's knowledge, no material action, suit ,judgement, investigation, inquiry, assessment, reassessment, litigation, determination or administrative or other proceeding or arbitration before or of any court, arbitrator or Governmental Authority or dispute with any Governmental Authority is in process, or pending or threatened, against or relating to the Joint Venture, the Business or the Interest and Interest and no state of facts which could constitute the basic therefor;

(i)  to Vendor's knowledge the Joint Venture has not generated, manufactures, refined, treated, transported, stored, handled, disposed of, transferred, produced or processed Hazardous Substances, except in compliance with all applicable laws, judgements, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or Governmental Authorities, including all environmental, health and safety statutes and regulations;

(j)  to Vendor's knowledge the Business complies with all applicable laws, judgments, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or Governmental Authorities, including all environmental, health and safety statutes and regulations;

(k)  to Vendor's knowledge the Joint Venture is not subject to any judicial or administrative proceeding alleging violation of any applicable environmental, health or safety law, judgement, decree order, injunction, rule, statute or regulation;

(l)  to Vendor's knowledge, the Business is not the subject of investigation by any Governmental Authority evaluating whether any Governmental Authority evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment;

(m) the Joint Venture has not filed any notice under any applicable environmental, health or safety law, judgement, decree, order, injunction, rule, statute or regulation indicating past or present treatment, storage or disposal of a Hazardous Substance or constituent, or other substance into the environment;

(n)  to Vendor's knowledge the Joint Venture has no contingent liability in connection with the release of any Hazardous Substance or constituent, or other substance into the environment;

(o)  to Vendor's knowledge all Permits, including, without limiting the generality of the foregoing, the Asset, have been obtained, are validly issued, are in full force and effect and are in good standing and no notice of breach or default or defect in respect of the terms of any such Permit has been received by the Vendor and the Vendor is not aware of any matters which could give rise to such notice;

(p)  to Vendor's knowledge the Interest constitutes all of the material rights, assets and properties that are usually and originally used or held for use in connection with or otherwise relate to the operation of the Business in the usual and ordinary course of the operation of the Business;

(q)  the Joint Venture is the legal and beneficial owner of and has title to the Asset free and clear of all Encumbrances, and the Asset is not in the possession of the control of any other person;

(r)  to Vendor's knowledge except as otherwise expressly disclosed herein there has not been any default in any term, condition, provision or obligation to be performed by Vendor under the Joint Venture Agreement which is in good standing and in full force and effect, unamended;

(s)  the Schedules to this Agreement contain a true and complete listing of all material written contracts or commitments affecting ownership of, or title to, or any interest in any mineral properties;

(t)  there is no written, oral or implied agreement, option, understanding or commitment or any right or privilege capable of becoming any of the same, for the purchase from the Vendor of the Interest, or for the purchase from the Joint Venture of the Asset;

(u)  to the Vendor's knowledge there is no indebtedness to any person which might, by operation of law or otherwise, now or hereafter constitute or be capable of forming an Encumbrance upon the Asset or the Joint Venture and there is no indebtedness of any kind whatsoever relating to the Business in respect of which the Purchaser may become liable on or after the Closing Dates;

(v)  neither the Vendor nor the Joint Venture have any employees or any collective bargaining agreement or other agreement with a trade union, labour union or other employees' association or made commitments or conducted negotiations with any trade union, labour union or other employees' association with respect to any future agreements, and the Vendor is not aware of any current attempt to organize or establish any trade union, labour union or other employees' association in connection with the Business and no part of the Business has been certified as a unit appropriate for collective bargaining by which the Purchaser will be bound as a result of the purchase of the Interest;

(w)  the Vendor is not a "resident in Canada" for the purposes of section 116 of the Income Tax Act of Canada;

(x)  all negotiations relatives to this Agreement have been carried on by the Vendor directly with the Purchaser, without the intervention of any agent, broker or other party acting on behalf of the Vendor and there are no brokerage fees, commissions or other amounts which are or nay become payable to any third party in connection with the execution and delivery of the Agreement and the completion of the transactions contemplated herein;

(y)  the foregoing representations and warranties of the Vendor will be true and correct in all material respects on each of the Effective Date and the Closing Date as if such representations and warranties were made on each of the Effective Date and the Closing Date.

(z)  to the Vendor's knowledge, except as disclosed in this Agreement, the Vendor does not have any information or knowledge of any fact relating to the Business, the Asset or any indebtedness of the Business or the transactions contemplated hereby which might reasonably be expected to effect, materially and adversely, the Asset or the organization, operations, affairs, business, properties, prospects or financial condition or position of the Business, other than general market information;

(aa) To the Vendor's knowledge no certificate furnished by or on behalf of the Vendor to the Purchaser at the time of Closing in respect of the representations, warranties or covenants of the Vendor contained in this Agreement will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading;

(ab) to the Vendor's knowledge this Agreement does not contain any untrue statement by the Vendor of a material fact nor has the Vendor omitted to state in this Agreement a material fact necessary in order to make the statement contained herein not misleading;

(ac) to the Vendor's knowledge all information set out in the Schedules to this

Agreement  is accurate and correct in every material respect; and

(i)    acknowledges and agrees that the Europa Securities may bear legends reading substantially as follows:

"These shares have not been registered under the Securities Act 1933, as amended, or certain state securities laws.  No sale ,transfer or other disposition of these shares may be made except pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act 1933 and applicable state securities laws or after having provided the company with an opinion of counsel in form and from counsel acceptable to the company obtained at the expense of the transferee that such sale, transfer or disposition is pursuant to an exemption from the registration requirements under federal and state securities laws."

and that the Purchaser may instruct its transfer agent to make a notation in the transfer agent's records of the presence of stop transfer instructions with respect to the Black Sea Minerals, Inc. Securities.

3.2  Representations and Warranties in Closing Documents.  All statements contained in any certificate or other instruments delivered by or on behalf of the Vendor pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Vendor.

3.3  Survival of Representations and Warranties.  The representations and warranties of the Vendor contained in this Agreement shall survive the Closing and the Payment of the Purchase Price for twenty four months from Closing and, notwithstanding the Closing and the Payment of the Purchase Price, the representations and warranties of the Vendor shall continue in full force and effect for the benefit of the Purchaser for twenty four months from Closing.

3.4  Reliance.  The Vendor acknowledges and agrees that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser.

SECTION 4

PURCHASER'S REPRESENTATIONS AND WARRANTIES

4.1  Representations and Warranties of Purchaser.   To induce the Vendor to enter into and complete the transactions contemplated by this Agreement, the Purchaser hereby represents and warrants to the Vendor, as representations and warranties that are true and correct as at the date hereof and will be true and correct on each of the Effective Date and the Closing Date (except insofar as such representations and warranties are stated to be given as of a particular date or for a particular period and related solely to such date or period) that:

(a)  the Purchaser:

(i)    is a corporation duly incorporated under the laws of the State of Delaware;

(ii)   is duly organized, validly exists and is in good standing under the laws of the state of Delaware; and,

(iii)  has the full power, authority, right and capacity to execute and deliver this Agreement, to complete the transactions contemplated hereby and to duly observe and perform all of its covenants and obligations herein set forth;

(b)  this Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors;

(c)  neither the execution nor the delivery of this Agreement, or the other agreements and instruments contemplated hereby, nor the completion of the transactions contemplated hereby will constitute a default under, or violate or cause, or give to any person or Governmental Authority, any right of acceleration, termination or cancellation pursuant to:

(i)    any constating documents of the Purchaser or any resolution of the Purchaser or any resolution of the Purchaser's shareholders;

(ii)   any indenture, mortgage, deed of trust, agreement, contract, lease, franchise, Permit, or other instrument or commitment to which the Purchaser is a party or is subject, or by which it is bound or from which it derives benefit;

(iii)  any law, judgement, decree, order, injunction, rule, statute or regulation of any court, arbitrator or Governmental Authority by which the Purchaser is bound or to which the Purchaser is subject;

(d)  all negotiations relative to this Agreement have been carried on by the Purchaser directly with the Vendor without the intervention of any agent, broker or other third party acting on behalf of the Purchaser and there are no brokerage fees, commissions or other fees or amounts which hare or may become payable to any third party in connection with the execution and delivery of this agreement and the completing of the transactions contemplated herein;

(e)  this Agreement does not contain any untrue statement by the Purchaser of a material fact nor has the Purchaser omitted to state in this Agreement a material fact necessary in order to make the statements contained herein not misleading;

(f)  the Purchaser has previously delivered to the Vendor complete and correct copies of its articles of incorporation and all amendments to such articles of incorporation;

(g)  the authorized capital of Purchaser consists of 100,000,000 common shares at 0.001, and 50,000,000 preferred shares at 0.01.

(h)  the common shares to be issued to the Vendor at Closing will be duly and validly authorized and will be nonassessable;

(i)  to the Purchaser's knowledge no litigation, proceeding (administrative or otherwise), investigation or controversy arising out of the business or activities of Purchaser or its subsidiaries is pending before any court, governmental agency, bureau or instrumentality, whether foreign, federal, provincial or local, at law or in equity or admiralty, and to the Purchaser's knowledge, no such litigation, proceeding, investigation or controversy is threatened or anticipated, Purchaser is not in default with respect to any judgement, order, writ, injunction or decree of any of the above-described entities, and there are no unsatisfied claims against the Purchaser of its business or activities;

4.2  Survival of Representations and Warranties.  The representations and warranties of the Purchaser ,contained in this Agreement, shall survive the Closing and the conveyance of the Interest for twenty four months from Closing and, notwithstanding the Closing and the conveyance of the Asset. The representations and warranties of the Purchaser shall continue in full force and effect for the benefit of the Vendor for twenty four months from Closing.

4.3  Reliance.  The Purchaser acknowledges and agrees that the Vendor has entered into this Agreement relying on the warranties and representations an other terms and conditions of this Agreement notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Vendor.

SECTION 5

COVENANTS

5.1  Prior to Closing Date.  The Vendor covenants and agrees with the Purchaser that from and after the date of execution of this Agreement to the Closing Date:

(a)  as soon as the Vendor has determined that a state of facts exist which results or will result is:

(i)    a representation or warranty contained in subsection 3.1 being untrue or incorrect in any material respect;

(ii)   any change in any of the Business, the Joint Venture o the Asset or financial condition or position of the Business or the Joint Venture, including changes arising as a result of any legislative or regulatory change, revocation of any change in any indebtedness of the Business or the Joint Venture, other than changes in the usual and ordinary course of the operation of the Business of the Joint Venture, which taken as a whole, materially and adversely affects the Asset o the organization, operations, affairs, business, properties, prospects or financial conditions or position of the Business or the Joint Venture, to notify the Purchaser of such state of facts;

(b)  except with the prior written consent of the Purchaser and except in the conduct of its business in the ordinary course, to use the Vendor's best efforts not to do or fail to do anything that would result in any of the representations and warranties set forth in subsection 3.1 not being true and correct in all material respects at the time of Closing;

(c)  at the Vendor's expense, to obtain any release, waiver, consent or approval that the Purchaser, acting reasonably, may advise is required in order that none of the execution and delivery of this Agreement, the completion of the transactions contemplated hereby, or the observance and performance of the obligations of the Vendor will:

(i)

constitute or result in a material breach of or an event which, with            the giving of notice or lapse of time or otherwise, would constitute or result is a material breach of or material default under; or,

(i)

give to any other person, after the giving of notice or otherwise, any right of termination, cancellation or acceleration in or with inspect to;

any Permit, license or other instrument or commitment to which the Joint Venture is a party or is subject, or by which it is bound or from which it derives benefit or which is required or desirable for the conduct in the usual and ordinary course of the operation of the Business;

(d)  to use its best efforts to obtain all necessary releases, waivers, consents and approvals, including all necessary approvals from all relevant Governmental Authorities, as may be required to validly and effectively transfer the Interest to the Purchaser as contemplated by the Agreement and all such releases, waivers, consents and approvals will be in a form, and upon such terms, as may be reasonably acceptable to the Purchaser;

(e)  to take all proper steps, actions and corporate proceedings to enable it to vest legal and beneficial title to the Interest in the Purchaser, free and clear of all Encumbrances;

(f)  to cause the Joint Venture to take good care of the Asset and do all necessary repairs and maintenance to such assets as are used by the Joint Venture in the usual and ordinary course of the operation of the Business, and take reasonable care to protect and safeguard the Asset;

(g)  to permit the Purchaser, its officers, directors, agents, professional advisors or other authorized representatives at any time to inspect the Asset, the Business and to inspect, review, audit and copy any or all information relating thereto or to any other transactions between the parties hereto whenever and however such information may be stored.  For these purposes the Vendor will permit such persons at any time and from time to time upon reasonable notice and during regular business hours to enter any premises where the Assets or any such information is, and, if the use of a computer system is required to access such information, will allow such persons the use of its computer system for such purposes and will provide assistance that regard.  If for any reason such information cannot be accessed and retrieved at the Joint Venture's premises, the Vendor will permit such persons to remove the medium in which such information is or maybe stored from the Joint Venture's premises to any other place which has a computer system that will give such persons the opportunity to retrieve, record and copy such information ,and will permit such persons to reproduce and retain a copy of any such information, and will permit such persons to reproduce and retain a copy of any such information in any format whatsoever.  The Vendor will immediately deliver to the Purchaser upon request from time to time all computer software, tapes, disks, drums, cards, books of account, records, ledgers, agreements, licenses, permits, consents, correspondence, schedules, documents, statements, lists and other writings relating to the Asset, the Joint Venture or the Business and such other documents and information as the Purchaser may from time to time reasonably request, for the purpose of inspecting, reviewing, auditing and copying the same.  If this transaction does not close all data supplied pursuant to this subsection shall be promptly returned to Vendor;

(h)  to cause the Joint Venture to conduct the Business only in the usual and ordinary course of the operation of the Business, endeavor to preserve the organization of the Business intact and keep available the services of the present officers and employees ( subject to voluntary resignations and dismissals in accordance with proper business practice) and will use its best efforts to preserve the goodwill of the suppliers and customers and others having business relations with the Joint Venture relating to the Business;

(i)  to cause the Joint Venture to make all necessary tax, governmental and other fillings in a timely fashion; and

(j)  to cause the Joint Venture to appoint a nominee of the Purchaser to the Board of Directors, or its equivalent, of the Joint Venture.

5.2  Enduring.  From and after the execution of this Agreement, both before and after the Closing Date, the Vendor covenants and agrees with the Purchaser that:

(a)  the Vendor will, at its expense execute and do all such further deeds, acts, things and assurances as may be requisite in the reasonable opinion of the Purchaser's Solicitors for more perfectly and absolutely assigning, transferring, assuring to and vesting the Interest in the Purchaser ,free and clear of the Encumbrances;

(b)  the Vendor will use its reasonable best efforts to cause, and any all of its agents, employees, representatives, relatives and other persons who acted on behalf of the Vendor or who were or are involved in any negotiations relating to this Agreement, or had, have, will or may have any knowledge about any part in such negotiations, to not, without the prior written consent of the Purchaser, reveal or disclose any of the terms of this Agreement, any portion of this Agreement or any of the transactions contemplated hereby, and to keep strictly confidential the terms of this Agreement, all information, communications, documents and material of any kind and any of the transactions contemplated hereby.  Notwithstanding the generality of the foregoing, the Vendor shall be permitted to disclose the terms of this Agreement to any Governmental Authority which lawfully requires the Vendor to do so or to its joint venture partner pursuant to the terms of the Joint Venture Agreement.  The Vendor acknowledges that breach of the covenants contained in this paragraph will result in damage to the Purchaser, that such damage will be difficult to determine and that the Purchaser could not be adequately compensated for such damage by monetary award.  Accordingly, in the event of a breach of any of the covenants contained in this paragraph, in addition to any and all other remedies available to the Purchaser in law or in equity, the Vendor hereby consent to the covenants contained in this paragraph being enforces by temporary or permanent injunction, restraining order or declaration, on all of such relief, and to such enforcement being without the necessity of a bond.  The Vendor acknowledges and agrees that the scope of this paragraph is reasonable and commensurate with the protection of the legitimate interests of the Purchaser;

(c)  if this Agreement should terminate without Closing: all of the Purchaser's documents previously delivered to the Vendor or obtained pursuant to this Agreement shall be promptly returned to the Purchaser or destroyed; the Vendor shall keep information obtained from the Purchaser confidential and shall not disclose such information to any third party; and,

5.3  Purchaser's Covenants.  The Purchaser covenants and agrees with the Vendor that from and after the date of this Agreement to the Closing:

(a)  as soon as the Purchaser has determined that a state of facts exists which results in or will result in any representation of warranty contained in subsection 4.1 being untrue of incorrect in any material respect on the Closing Date to notify the Vendor of such state of facts;

(b)  to cooperate with the Vendor with respect to the covenants set forth in subsection 5.1 and the satisfaction of the conditions precedent set forth herein;

(c)  at the request of the Vendor, to execute and deliver such applications for consent and such assumption agreements, and provide such information as may be necessary to obtain the consents referred to herein and will assist and cooperate with the Vendor in obtaining the said consents; and

(d)  to use its reasonable best efforts to cause, and any and all of its agents, employees, representatives, relatives and other persons who acted on behalf of the Purchaser or who were or are involved in any negotiations relating to this Agreement, or had, have, will or may have any knowledge about any part in such negotiations, to not, without the prior written consent of the Vendor, reveal portion of this Agreement or any of the transactions contemplated hereby, and to keep strictly confidential the terms of this Agreement or any of the transactions contemplated hereby.  Notwithstanding the generality of the foregoing, the Purchaser shall be permitted to disclose the terms of this Agreement to any Governmental authority which lawfully requires the Vendor to do so.  The Purchaser acknowledges that breach of the covenants contained in this paragraph will result in damage to the Vendor, that such damage will be difficult to determine and that the Vendor could not be adequately compensated for such damage by monetary award.  Accordingly, in the event of a breach of any of the covenants contained in this paragraph, in addition to any and all other remedies available to the Vendor in law or in Equity, the Purchaser hereby consent to the covenants contained in this paragraph being enforced by temporary or permanent injunction, restraining order or declaration, or all of such relief, and to such enforcement being without the necessity of a bond.  The Purchaser acknowledges and commensurate with the protection of the legitimate interests of the Vendor.

5.4  Enduring.  After Closing the Purchaser covenants and agrees with the Vendor that:

(a)

Director.  The Purchaser shall cause an individual nominated by the Vendor, to be elected or appointed of the Purchaser's Board of Directors to serve as such for a term continuing until the next annual meeting of the Purchaser's shareholders at which time such person will be nominated to stand for reelection by the Purchaser's shareholders.

(b)

Access.  Vendor shall have access to all of the books and records of the Joint Venture and the Business to the extent necessary to prepare tax returns and other documents that must be filed or provided to governmental authorities and to the extent that a claim in maid against the Vendor under this Agreement or by third parties, and the documents or copies shall be provided to the Vendor by the Purchaser at such reasonable costs as the parties may from time to time agree.

(c)

If No Closing.  If this Agreement should terminate without Closing: all Vendor's documents previously delivered to the Purchaser or obtained pursuant to this Agreement shall be promptly returned to the Vendor or destroyed; the Purchaser shall keep information obtained from the Vendor confidential and shall not disclose such information to any third party.

SECTION 6

CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

6.1  Purchaser's Conditions Precedent.  Notwithstanding anything herein contained, the obligation of the Purchaser to pay the Purchase Price for the transfer of the Interest to the Purchaser is conditional upon the fulfillment of the following conditions precedent:

(a)  the representations and warranties of the Vendor contained in this Agreement and in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date, except:

(i)  insofar as such representations and warranties are given as of a particular date or for a particular period and relate solely to such date or period; or

(ii)  to the extent that the breach of this provision would not have any  material adverse effect on the Purchaser, the Joint Venture or the Business.

(b)  all of the covenants, agreements and deliveries of the Vendor to be performed or complied with, on, or before the Closing date pursuant to the terms of this Agreement shall have been duly performed or complied with;

(c)  all consents or approvals required to be obtained by the Vendor forth the purpose of selling, assigning or transferring the Interest to the Purchaser have been obtained;

(d)  all approvals required to be obtained from Government Authorities with respect to such transfers or reassurance of Permits have been obtained or to the extent that the breach of this provision would not have material adverse effect on the Purchaser or the Business.

(e)  Since the date hereof and prior to the Closing Date:

(i)    the Vendor shall not have experienced any event or condition or have taken any action of any character; and,

(ii)   no substantial damage by fire, negligence or otherwise to the property underlying the Asset shall have occurred,

(f)  on or before the Closing Date:

(i)    no Governmental Authority shall have enacted any statute, regulation or bylaws or announced any policy that will materially and adversely affect the Joint Venture, the Business, the Asset or the right of the Purchaser to the full enjoinment of same; and,

(ii)   no injunction or restraining order of a court or administrative tribunal or competent jurisdiction shall be in effect which prohibits the transactions contemplated hereunder and no action or proceeding shall have been instituted and remain pending before any such court or administrative tribunal to restrain or prohibit the transactions contemplated hereby;

(g)  within 45 days from the Effective Date, the Purchaser has completed its due diligence investigations, the results of which are satisfactory solely to the Purchaser in its own discretion; and,

(h)  the receipt by the Purchaser, prior to Closing, of such consents from such parties as are required to acquire the Interest.

6.2  Conditions for Benefit for Purchaser.  The foregoing conditions are for the exclusive benefit of the Purchaser and any such condition may be waived in while or in part by the Purchaser on or prior to the Closing Date by delivery to the Vendor of the Vendor of a written waiver to that effect, signed by the Purchaser.

SECTION 7

CONDITIONS PRESEDENT TO THE VENDOR'S OBLIGATIONS

7.1  Vendor's Conditions Precedent.  Notwithstanding anything herein contained the obligation of the Vendor to complete the transfer of the Interest to the Purchaser hereunder is subject to the following conditions:

(a)  the Purchaser's representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties and been made on and as of the Closing Date, except:

(i)    insofar as such representations and warranties are given as of a particular date or for a particular period and relate solely to such date or period; or

(ii)   to the extent that the breach of this provision would not have any material adverse effect on the Vendor;

(b)  the Purchaser shall have performed and complied with all covenants, agreements and deliveries required by this Agreement to be performed or compiled with by, on, or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed of complied with, except to the extent that the breach of this provision would not have any material adverse effect on the Vendor;

(c)  all consents or approvals required to be obtained by the Vendor for the purpose of selling, assigning or transferring the Interest to the Purchaser have been obtained, provided that this condition may only be relied upon by the Vendor if the Vendor has diligently exercised its best efforts to procure all such consents or approvals and the Purchaser has not waived the need for all such consents or approvals to the extent that the breach of this provision would not have any material adverse effect on the Vendor, and

7.2  Conditions for Benefit of the Vendor.  The foregoing conditions are for the exclusive benefit of the Vendor and such condition may be waived in whole or in part by the Vendor on or prior to Closing Date by delivery to the Purchaser of a written waiver to that effect, signed by the Vendor.

SECTION 8

DELIVERIES AT CLOSING

8.1  Vendor's Deliveries.  At the Closing the Vendor shall deliver or cause to be delivered to the Purchaser:

(a)  all deeds of conveyance, bills of sales, transfer and assignments, duly executed, in form and content satisfactory to the Purchaser's Solicitors, appropriate to fulfill the Vendors' obligations under this Agreement, and immediately registrable in all places where registration of such instruments is necessary or desirable;

(b)  all consents or approvals required by this Agreement to be obtained by the Vendor;

(c)  a duly executed statutory declaration of the Vendor dated the Closing Date to the effect that the representations and warranties of the Vendor contained in this Agreement are true and correct and that the covenants and agreements of the Vendor to be performed on to before the Closing Date pursuant to the terms of this Agreement have been duly performed;

(d)  a certified copy of a resolution of the Joint Venture duly passed, with a certification that the Joint Venture Agreement has not been rescinded or amended and continues to be in effect and approving the transfer of the Interest to the Purchaser;

(e)  the legal opinion of the Vendors' Law Firm in form reasonably satisfactory to the Purchaser's Solicitors stating that the Vendor has the capacity to own the Interest, conduct the Business, execute and deliver this Agreement and undertake and complete the transactions contemplated hereby; all necessary steps and proceedings have been taken by the Vendor to permit the transfer of the Interest to the Purchaser under this Agreement; and this Agreement and all other agreements and instruments required hereunder have been duly and validly authorized, executed and delivered by the Vendor and are legal, valid and binding obligations of the Vendor in accordance with its terms, except as any be limited by laws of general application affecting the rights of creditors generally; and,

(f)  the legal opinion of a firm acting for the Joint Venture in form reasonably satisfactory to the Purchaser's Solicitors stating that the Vendor owns the Interest, the Joint Venture conducts the Business; the Vendor has taken all necessary steps as required by the Joint Venture Agreement to permit the transfer of the Interest to the Purchaser under this Agreement.

8.2  Purchaser's Deliveries.  At the Closing the Purchaser shall deliver or cause to be delivered to the Vendor:

(a)  that portion of the Purchase Price referred to in paragraph 2.2 payable to the Vendor;

(b)  a statutory declaration of authorized officers of the Purchaser dated the Closing Date to the effect that the representations and warranties of the Purchaser contained in this Agreement are true and correct and that the covenants and agreements of the Purchaser to be performed on or before the Closing Date pursuant to the terms of this Agreement have been duly performed;

(c)  a certified copy of a resolution of the directors of the Purchaser authorizing the execution, delivery and implementation of this Agreement and of all transactions contemplated hereby and of all documents to be delivered by the Purchaser pursuant hereto;

(d)  the legal opinion of the Purchaser's Solicitor's in a form reasonably satisfactory to the Vendor's Law Firm, stating that the Purchaser has the capacity to execute and deliver this Agreement and complete the transactions contemplated hereby, that all necessary steps and corporate proceedings have been taken to permit the purchase of the Interest by the Purchaser under this Agreement and that this Agreement and all other agreements required hereunder have been duly and validly authorized, executed and delivered by the Purchaser in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors generally;

SECTION 9

LOSS OR DAMAGE PRIOR TO CLOSING

9.1  Loss or Damage Prior to Closing.  If, prior to the Closing Date, there shall have been any loss or damage to the Asset, then the Vendor shall forthwith deliver to the Purchaser a detailed list showing the insurance coverage with respect thereto, particulars of any claims made by the Vendor under its insurance coverage, and the standing of such claims and if, notwithstanding such loss or damage, the Purchaser elects by notice in writing to the Vendor to complete the transactions contemplated herein, the sale and purchase provided for herein shall be completed, and the Vendor shall on Closing:

(a)  pay to the Purchaser all monies received by the Vendor before the Closing Date as proceeds of insurance with respect thereto; and,

(b)  deliver to the Purchaser, a duly executed assignment in form and substance satisfactory to the Purchaser's Solicitors, of all of the Vendor's interest in and to any proceeds of insurance with respect to any such items and the Vendor's written undertaking to cooperate with the Purchaser in the satisfactory settlement of all claims.

SECTION 10

CLOSING

10.1  Closing Date.  The purchase and sale of Interest herein contemplated shall take effect as of and from the Closing Date.  All transactions in the Joint Venture conducted prior to the Closing Date shall be for the account of the Vendor and all transactions in the Joint Venture on or after the Closing Date shall be for the account of the Purchaser.

SECTION 11

CONVEYANCE

11.1  Conveyance of the Interest.  Consistent with its obligations under this Agreement, the Vendor shall at the Closing and from time to time after Closing, execute and deliver to the Purchaser all such conveyances, transfers, assignments and other instruments in writing and further assurances as the Purchaser of the Purchaser's Solicitors shall reasonably require from the Vendor.  The Purchaser shall execute and deliver to the Vendor all such agreements of assumptions and other instruments in writing and further assurances the Vendor or the Vendor's Law Firm shall reasonably require in order to give effect to the provisions of this Agreement.

SECTION 12

INDEMNITIES AND SET-OFF

12.1  Indemnity by the Vendor.  For twenty four months after Closing, the Vendor agrees hereby to indemnify and save harmless the Purchaser from and against any and all costs, losses, damages or expenses suffered or incurred by the Purchaser arising out of, in connection, with respect to or relating to:

(a)  any representation or warranty of the Vendor herein being untrue or incorrect in any material respect of the failure of the Vendor to observe or perform any of its obligations pursuant hereto in any material respect;

(b)  any and all indebtedness owing on account of the Interest and existing at the time of Closing;

(c)  any material misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Purchaser;

(d)  any claim or claims whatsoever made in connection with the sale and purchase provided for herein by any agent, broker or other third party claiming to have acted as broker or agent or to otherwise be entitled to a commission, fee or other payment in respect of the transactions contemplated hereby as a result of any act or thing done by or on behalf of the Vendor;

(e)  any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal other expenses incidental to any of the foregoing; and

(f)  agrees to honour its obligations under the indemnity given in this subsection 12.1 forthwith upon demand and acknowledges that such liability shall not be diminished relieved or otherwise.

12.2  Indemnity by the Purchaser.  The Purchaser hereby agrees, forthwith upon demand, to indemnity and save harmless the Vendor form and against any and all costs, losses, damages or expenses suffered or incurred by the Vendor in any manner arising out of, in connection with or with respect to or relating to:

(a)  any representation or warranty of the Purchaser set forth in this Agreement being untrue or incorrect or the failure of the Purchaser to observe or perform any of its obligations pursuant hereto;

(b)  any claim or claims whatsoever made in connection with the sale and purchase provided for herein by any agent, broker or other third party claiming to have acted as broker or agent or to otherwise be entitled to a commission, fee or other payment in respect of the transactions contemplated hereby as a result of any act or thing done by or on behalf of the Purchaser; and,

(c)  any and all actions, suits, proceedings, demands, assessments, judgements, costs and legal and other expenses incidental to any of the foregoing.

12.3  Limitations on Indemnity of the Vendor.  Any claim(s) under subsection 12.1 or otherwise must:

(a)  exceed $5,000 in aggregate before any claim is made, in which event Vendor will be liable for damages in excess of the aforementioned amount; and,

(b)  be claimed on or before the expiration of twenty four months after Closing.

12.4  Litigation.  The Purchaser will promptly notify the Vendor of any proceeding commenced by any person against the Purchaser in respect of which the Purchaser intends to make a claim under subsection 12.1 and, provided that the Vendor acknowledged and accept liability in respect of such claim:

(a)  the Vendor will be entitled (but not obligated) to assume the defense of any such proceeding, in which case the Vendor will do so in bona fide and diligent fashion and if it is found to be liable will bear the costs and expenses associated therewith;

(b)  if the Vendor elects not to assume the defense of such claim, the Purchaser will be entitled (but not obligated) to do so, and will bear the costs and expenses associated therewith provided that any such costs and expenses shall be recoverable from the Vendor under subsection 12.1;

(c)  the Purchaser agrees to cooperate with the Vendor in contesting such proceeding provided that the Vendor on demand pays all costs and expenses in doing so and provides the Purchaser with copies of pleadings and other documents in connection with the same and such other information in respect of the same as the Purchaser may from time request;

(d)  if the Vendor elects to defend such proceedings, the Vendor will select and employ legal counsel to appear and to participate in such proceeding on behalf of the Purchaser (subject to the approval of such legal counsel by the Purchaser);

(e)  the Vendor will have the right to join such proceeding as a party defendant and the Purchaser and the Vendor hereby agree to the entry of an order making the Vendor a party defendant in such proceeding;

(f)  in any proceeding in which the Vendor has elected to assume the defense, the Vendor will have the sole authority for the direction of such proceeding, provided that such proceeding seeks only monetary damages and does not seek any injunction or other equitable relief against the Purchaser.  In all other circumstances the Purchaser will be entitled to participate in and, in the event of a disagreement between the Purchaser and the Vendor, to make all decisions regarding the direction of, such proceeding in respect of any injunction or other relief against the Purchaser sought in such processing; and,

(g)  in any proceeding in which the Vendor has elected to assume the defense, the Vendor will be the sole judge of the acceptability of any compromise or settlement of such proceeding provided that such compromise or settlement:

(h)  results in the complete release of the Purchaser from all claims which are the subject of such proceeding in respect of which are the subject of which the Purchaser intends to make a claim under subsection 12.1;

(i)    requires no more than the payment of money (that is, the Purchaser is not required to admit any wrong doing or to take or refrain from taking any substantial action); and

(ii)   does not contain any admission of liability or fault;

(iii)  and the Purchaser is satisfied, acting reasonably, that the full amount of money required to be paid by the Purchaser as a result of such settlement will be by the Vendor, but otherwise such compromise or settlement will require the prior written approval of the Purchaser.

12.5  Interest.  If any party is, from time to time, obligated to pay any sum of money to another party under this section 12 the party who is so obliged shall also pay to the other party interest on such sum, calculated from the date on which such sum is due to be paid until the date of payment, at a rate per annum equal to the Prime Rate is effect from time to time during such period.

12.6  Limitations on Indemnity of Purchaser.  After Closing, the Purchaser shall not be liable to the Vendor for any claim, whether at law or in equity, on any basis arising out of the transactions contemplated by this Agreement except as provided in subsection 12.2 or for specific performance of this Agreement.  Any claim(s) under subsection 12.2 must:

(a)  exceed $5,000 in aggregate before any claim is made, in which event the Purchaser will be liable for damages in excess of the aforementioned amount; and

(b)  be claimed on or before the expiration of twenty four months after Closing.

SECTION 13

GENERAL PROVISIONS

13.1  Notice.  Any notice, consent, waiver, approval, report, authorization or other communication which any party is required or may desire to give to or make upon any other party pursuant to this Agreement will be effective and valid only if in writing and actually delivered(including by telecopy) at the addresses for the party first set out above or at such other address as a party may form time to time designate by notice delivered in accordance with this subsection.  Notice will be deemed given when received in accordance with this subsection.  Notice will be deemed given when received or if delivery is refused on the date delivery is refused.

13.2  Time.  Time is of the essence of this Agreement with the exception that this Agreement shall be null and void, except those covenants intended to survive the failure of this Agreement to close, if Closing does not take place on or before March 1, 1999.

13.3  Entire Agreement.  This Agreement contains the whole agreement between the parties in respect of the subject matters hereof and there are no warranties, representations, terms, conditions, or collateral agreements, express, implied or statutory, other than as expressly set forth in this Agreement and this Agreement supersedes all of the terms of any written or oral agreement, representation or understanding between the parties.

13.4  Enforcement.  This Agreement shall endure to the benefit of and be binding upon the Vendor, the Purchaser and their respective successors and assigns.

13.5  Further Assurances.  Each of the parties will, on demand by another party, execute and deliver or cause to be executed and delivered all such further documents and instruments and do all such further acts and things as the other may, either before or after the Closing, reasonably require to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement and to assume the completion of the transactions contemplated hereby.

13.6  Modifications, Approvals and Consents.  No amendment, modification, supplement, termination or waiver of any provision of this Agreement will be effective unless in writing signed by the appropriate party and then only in the specific instance and for the specific purpose given.

13.7  Legal and Other Fees.  Unless otherwise specifically provided herein, each of the parties will pay their respective legal, accounting and other professional fees and expenses, including goods and services taxes on such fees and expenses, incurred by each in connection with the negotiation and settlement of this Agreement, the completion of the transactions contemplated hereby and other matters pertaining hereto.

13.8  Counterparts.  This Agreement may be executed in any number of counterparts and/or by facsimile, each of which shall together, for all purposes, constitute one and the same instrument, binding on the parties, and each of which shall together be deemed to be an original.

13.9  Assignment.  The Purchaser may assign the benefit of this Agreement to any affiliate or associate of the Purchaser without the consent of the Vendor provided that notice of such assignment is delivered to the Vendor at least three (3) business days prior to Closing, but the Purchaser, notwithstanding such assignment, shall continue to be bound.

Per:

Per:

Aurora Pacific Consulting and

Black Sea Minerals, Inc.

Development Corp.

#714 - 525 Seymour St.

#908 - 525 Seymour St.

Vancouver, BC

Vancouver, BC

V6B 3H7

V6B 3H7

Canada

Canada

________________________________

______________________________

Authorized Signatory

Authorized Signatory

_________________________________

______________________________

Witness

Witness

SHEDULE "A"

This is Schedule "A" to that certain Purchase Agreement dated March 1, 1999,

Between Black Sea Minerals, Inc. as purchaser and Aurora Pacific Consulting and Development Corp. as vendor.

Definitions

1.  "Assets" the License issued by the State Committee of Ukraine on Geology and Mineral Resources Usage on Ivaniv Quarry and for a term of which is attached hereto as Schedule "C" and a true copy of the English translation of which is attached hereto as Schedule "D";

2.  "Business" means the business currently and heretofore carried on by the Joint Venture consisting of the exploiting of garnet.

3.  "Closing" means the completion of the sale and purchase of the Interest by the transfer and conveyance thereof and the payment of or provision for the Purchase Price therefor, all as provided herein and "time of Closing" means the time that Closing occurs.

4.  "Closing Date" means the 1st  day of March, 1999 or such other date as shall be agreed upon by the parties.

5.  "Deposit" means the sum of $10 referred to in paragraph 2.2.

6.  "Effective Date" means that date first written above on page 1 of this Agreement.

7.  "Encumbrance" means any mortgage, charge, pledge, hypothecation. Lien, security interest, assignment, option, equity, execution, claim or any other title defect or other encumbrance of any kind or nature whatsoever (including any agreement to give any of the foregoing), whether or not registered or registrable or whether consensual or arising by operation of law (statutory or otherwise).

8.  "Governmental Authority" means any federal, provincial, state, municipal, county or regional government or governmental authority, domestic or foreign and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing.

9.  "Hazardous Substance" includes any contaminants, pollutants, dangerous substances, liquid wastes, industrial wastes, hauled liquid wastes, toxic substances as defined in or pursuant to any court, arbitrator or Governmental Authority by which the Business, the Asset or the Joint Venture is bound or to which Business, the Asset or the Joint Venture is subject.

10.  "Parties" means the Vendor and the Purchaser.

11.  "Permits" means all licenses, consents, permits, authorities, certificates and registrations which are required, necessary or desirable for the conduct in the usual and ordinary course of the operation of the Business and the ownership or leasing of and the uses to which the Asset has been and presently is put.

12.  "Person" means an individual, corporation, body corporate, firm, partnership, syndicate, joint venture, association, trust, unincorporated organization or Governmental Authority or any trustee, executor, administrator or other legal representative.

13.  "Prime Rate" means the floating annual rate of interest designated from time to time by the branch of the Royal Bank in Vancouver as its "prime rate" and if at any one time there is more than one such rate then the highest of such rates.

14.  "Purchaser" means Black Sea Minerals, Inc.

15.  "Purchaser's Solicitor" means Neuman, Drennen, and Stone, LLC, Boulder, Colorado.

16.  "Purchaser Price" means the purchase price to be paid by the Purchaser to the Vendor for the Interest as provided for in subsection 2.2.

17.  "Vendor" means Aurora Pacific Consulting and Development Corp.

18.  "Vendor's Law Firm" means such law firm as the Vendor may designate from time to time.

19.  "Agreement" means this Agreement, as the same may from time to time be supplemented or amended and in effect, and includes the schedules attached hereto.

Exhibit 24.0

December 27, 2002

Charles Clayton

Attorney at Law

607 Marquette Avenue South

Minneapolis, MN

55402

Attention: Charles Clayton

Re:

Prospectus – Black Sea Minerals, Inc.

Dear Charles:

I consent to the use of the September 30, 2002 Black Sea Minerals, Inc. unaudited financial statements and the audited financial statements for the years ended June 30, 2002 and 2001.

Yours very truly,

“David J. Maxwell”

Chartered Accountant